UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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LIBBEY INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LIBBEY INC.

P.O. BOX 10060
300 MADISON AVENUE
TOLEDO, OHIO 43699-0060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ON MAY 14, 2013

Dear Fellow Libbey Shareholder:

We will hold our 2013 Annual Meeting of Libbey shareholders on Tuesday, May 14, 2013, at 2 p.m., eastern daylight savings time, at the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio.

At the meeting, shareholders will:

•	elect three directors, each for a term of three years;
•	vote, on an advisory and non-binding basis, to approve the pay of our named executives;
•	vote to ratify the appointment of Ernst & Young LLP as Libbey's independent auditors for our fiscal year ending December 31, 2013; and
•	transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 15, 2013. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible in accordance with the instructions contained under “Questions and Answers — How do I vote?” in the enclosed proxy statement.

By Order of the Board of Directors,

Susan A. Kovach
Vice President, General Counsel and Secretary

April 2, 2013
Toledo, Ohio

(i)

(ii)

LIBBEY INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 14, 2013.
    Pursuant to rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2012 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement and 2012 Annual Report to Shareholders are available at https://www.proxyvote.com. In accordance with the SEC's rules, the materials on the site are searchable, readable and printable, and the site does not have “cookies” that enable us to identify visitors.

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are Stephanie A. Streeter and Susan A. Kovach. They will vote your shares as you instruct.

We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio. The meeting will be held on May 14, 2013, at 2 p.m., eastern daylight savings time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing to shareholders of this proxy statement and the enclosed proxy on or about April 2, 2013.

QUESTIONS AND ANSWERS

Who may vote?

You may vote if you were a holder of Libbey Inc. (which we refer to as we, our, Libbey or the Company) common stock at the close of business on March 15, 2013.

What may I vote on, what are my voting options and how does the Board recommend that I vote?

Proposal:	Voting Options	Board Recommendation
No. 1 — Election of Directors: Election of Carlos V. Duno, Peter C. McC. Howell and Richard I. Reynolds to serve as Class II directors	For, Withhold (as to any nominee) or Abstain	FOR each of Messrs. Duno, Howell and Reynolds
No. 2 — Advisory Say-on-Pay:
RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company's named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.	For, Against or Abstain	FOR
No. 3 — Ratification of Independent Auditor: Ratification of the appointment of Ernst & Young LLP as Libbey's independent auditors for the 2013 fiscal year.	For, Against or Abstain	FOR

How do I vote?

Registered Shareholders

If you are a registered shareholder, you may vote in any of the following ways:

•	Vote by telephone: Call on a touch-tone telephone, toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight savings time, on May 13, 2013. Make sure you have your proxy card available, and follow the simple instructions provided.
•	Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern daylight savings time, on May 13, 2013. Make sure you have your proxy card available and follow the simple instructions provided.
•	Vote by mail: Mark, date and sign the enclosed proxy card and return it in the enclosed, postage-paid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
•	Vote in person at the annual meeting: Bring the enclosed proxy card or other proof of identification and request a ballot at the meeting.

Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name — in other words, you hold your shares through a broker or other nominee — you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including Proposals 1 and 2.

Shares Held Through 401(k) Plan

If you participate in the Libbey Retirement Savings Plan, which we refer to as our 401(k) plan, and if you have investments in the Libbey Inc. stock fund and have an e-mail address provided by Libbey for business purposes, you will receive an e-mail message at your Libbey-provided e-mail address containing instructions that you must follow in order for shares in your account to be voted. If you participate in our 401(k) plan, have investments in the Libbey Inc. stock fund and do not have an e-mail address provided by Libbey for business purposes, you will receive instructions from the trustee of the 401(k) plan that you must follow in order for shares in your account to be voted.

May I change my vote?

If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;
•	notifying the Secretary of Libbey in writing; or
•	voting at the meeting.

If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

How many outstanding shares of Libbey common stock are there?

At the close of business on March 15, 2013, there were 20,918,730 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.

How big a vote do the proposals need in order to be adopted?

Provided that a quorum is present either in person or by proxy at the Annual Meeting, Proposals 1 through 3 must receive the required votes set forth below:

Proposal	Required Vote
Proposal 1 — Election of Carlos V. Duno, Peter C. McC. Howell and Richard I. Reynolds as Class II directors	Since the election of directors is uncontested, each director must receive the vote of the majority of the votes cast with respect to such director's election.
Proposal 2 — Advisory Say-on-Pay	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
Proposal 3 — Ratification of Independent Auditors	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What constitutes a quorum?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

How will votes be counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast “for,” “against” or “withheld,” and therefore will have no effect on the outcome of any of Proposals 1 – 3. Additionally, broker non-votes will not be considered as present and entitled to vote with respect to either of Proposal 1 or Proposal 2. The common stock outstanding on the record date held by the trustee under Libbey's 401(k) plan will be voted by the trustee in accordance with written instructions from participants in that plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of the plan for which instructions were received.

What are broker non-votes?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including Proposals 1 and 2, unless you give your broker or nominee specific instructions as to how to vote. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

How will voting be conducted on other matters raised at the meeting?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board's recommendation or, if no recommendation is given, in the discretion of the proxy committee.

When must shareholder proposals be submitted for the 2014 Annual Meeting?

A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting to be held in 2014 must deliver the proposal so that we receive it no later than December 6, 2013. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 19, 2014. We request that all such proposals be addressed to Susan A. Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors, which currently has nine directors, is divided into three classes, each of which includes three directors. The term of office for members of Class II of the Board of Directors will expire on the date of the Annual Meeting in 2013. The Board has nominated Messrs. Duno, Howell and Reynolds for election to Class II. Those persons who are elected directors at the 2013 Annual Meeting will hold office until their terms expire on the date of the 2016 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class I and Class III of the Board of Directors will expire on the date of the Annual Meeting in 2015 and 2014, respectively. Information regarding Messrs. Duno, Howell and Reynolds is set forth below under “Libbey Corporate Governance — Who are the members of our Board of Directors?”

Only Messrs. Duno, Howell and Reynolds will be nominated for election as directors at the Annual Meeting. Each has consented to being named in this proxy statement and to serve if elected, and we expect each to be available to serve. If any of them becomes unavailable to serve prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced.

Shares represented by proxies in the accompanying form will be voted for the election of these three nominees unless authority to vote for any or all of these nominees is withheld. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

The Board of Directors recommends a vote FOR
each of Messrs. Duno, Howell and Reynolds.

PROPOSAL 2 — ADVISORY SAY-ON-PAY VOTE

We are providing shareholders the opportunity to cast a non-binding, advisory vote with respect to the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company's named executives, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, pursuant to Item 402 of Regulation S-K.

Our 2012 executive pay program, which is discussed below under “Compensation-Related Matters — Compensation Discussion and Analysis” and related tables and narrative, contemplates the delivery of executive pay that is performance-based and market-driven, as demonstrated in the table below:

Pay Objective	Supportive Component(s) of Pay	Significant Accomplishments and Decisions during 2012
Support our business strategy; drive long-term performance and shareholder value

•

Annual and long-term incentive plan performance measures focused on increasing EBITDA and sustainable free cash flow to enable us to continue to pay down debt

•

Consistent with our Libbey 2015 strategic plan and our August 1, 2012 regional realignment, annual incentive plan financial component for general managers weighted 50% at the company-wide level and 50% at regional level to ensure line of sight

• 2012 results:
➢ Adjusted EBITDA[1] of $132.4 million; represents 110% of budgeted EBITDA and an increase of 17.1% over 2011
➢ Adjusted free cash flow[1] of $46.8 million; represents 491% of budgeted free cash flow
➢ 52% total shareholder return, resulting in creation of approximately $144 million of shareholder value

1	Adjusted EBITDA and adjusted free cash flow are non-GAAP measures. For reconciliations of adjusted EBITDA and adjusted free cash flow to net income, see Attachment A.

Pay Objective	Supportive Component(s) of Pay	Significant Accomplishments and Decisions during 2012
• Individual objectives heavily focused on development and execution of our Libbey 2015 strategy

     ➢

Successful refinancing completed in May 2012 enabled us to reduce annual interest expense by approximately $5.0 million and fully fund our U.S. pension plan target obligations in accordance with the Pension Protection Act, thereby stabilizing our balance sheet and reducing expected future cash contributions

• Three-year results:
➢ Adjusted EBITDA for the three-year performance cycle ended December 31, 2012 equal to 103.5% of budgeted EBITDA for the period
➢ Average annualized shareholder return of 36.2% over the three-year period
• Strong free cash flow generation in fourth quarter of 2012 positions us to prepay $45 million (the maximum amount permitted) of our 6.875% senior secured notes before May 15, 2013
Align interests of executives and shareholders

•

Annual and long-term incentive plans that are performance-based

•

For named executives, 55% to 73% of target pay opportunity is “at risk”

•

Growth in our stock price is required in order to deliver any value to the executive pursuant to non-qualified stock options, which we refer to as NQSOs

•

Restricted stock units, which we refer to as RSUs, directly align interests of executives and shareholders

•

Stock ownership/ retention guidelines designed to require executives to own meaningful amounts of our stock

• Under our annual incentive plan:
➢ Weighted average performance under the financial component, on a company-wide basis, equal to 274% of budget, which drove a payout equal to 176% of target
➢ Weighted average performance under the financial component, for the U.S. and Canada region only, equal to 121% of budget, which drove a payout equal to 181% of target (affecting only Mr. Ibele)
➢ Payouts to named executives under the individual component ranging from 125% to 175% of target

•

Under the cash component of our 2010 long-term incentive plan, achievement of cumulative adjusted EBITDA equal to 103.5% of cumulative budgeted EBITDA over the 2010-2012 performance cycle drove payouts to named executives equal to 117.5% of target

Pay Objective	Supportive Component(s) of Pay	Significant Accomplishments and Decisions during 2012
Attract and retain highly-talented and experienced senior executives who are key to implementing our strategy and achieving future success

•

Market-driven total pay package

•

NQSO and RSU grants that vest ratably over four years

•

Limited perquisites (tax return preparation and financial planning, executive health screening program, limited ground transportation and airline club membership), but no tax gross-ups on these perquisites

•

Limited income protection through severance pay arrangements

•

For named executives, base salary increases in April 2012 ranging from 0% to 6.5%

•

For Mr. Ibele, an additional 4.1% base salary increase as of August 1, 2012 to reflect his broadened responsibilities as Vice President, General Manager, U.S. and Canada

Align executive pay program with corporate governance best practices

•

No tax gross-ups except on relocation assistance

•

Stock ownership/ retention guidelines designed to require executives to own meaningful amounts of our stock

•

Annual and long-term incentive awards and RSU and NQSO awards are subject to clawback

Because your vote is advisory, it will not be binding on Libbey, our Compensation Committee or our Board of Directors. However, we value the opinions of our shareholders, and our Compensation Committee and Board will carefully consider the outcome of this vote.

The Board of Directors recommends a vote FOR
the approval, on an advisory basis, of the resolution.

PROPOSAL 3 — RATIFICATION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors for our 2013 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies in the accompanying form will be voted for ratification.

The Board of Directors recommends a vote FOR this proposal.

STOCK OWNERSHIP

Who are the largest owners of Libbey stock?

The following table shows information with respect to the persons we know to be the beneficial owners of more than 5% of our common stock as of December 31, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Zesiger Capital Group LLC(1) 460 Park Avenue, 22nd Floor New York, NY 10022	1,647,995	7.9%
Robeco Investment Management, Inc.(2) One Beacon Street Boston, MA 02180	1,410,979	6.8%

(1)	Amendment No. 9 to Schedule 13G filed with the SEC on behalf of Zesiger Capital Group LLC (“Zesiger”), an investment advisor, indicates that, as of December 31, 2012, Zesiger was the beneficial owner of 1,647,995 common shares, with sole dispositive power as to all such common shares and sole voting power as to 1,250,500 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts that Zesiger manages, and that no single client of Zesiger owns more than 5% of the class.
(2)	Amendment No. 1 to Schedule 13G filed with the SEC on behalf of Robeco Investment Management, Inc. (“RIM”), an investment advisor, indicates that, as of December 31, 2012, RIM was the beneficial owner of 1,410,979 common shares, with sole dispositive power as to all such shares and sole voting power with respect to 915,305 common shares. The schedule further states that all securities are held for the discretionary account of certain clients, and that, to the best knowledge of RIM, no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of shares representing more than 5% of the class.

How much Libbey stock do our directors and officers own?

Stock Ownership Guidelines

Non-Management Director Stock Ownership Guidelines.  We have stock ownership guidelines that are applicable to non-management directors. For individuals who were non-management directors as of May 6, 2010, when we revised the guidelines, the deadline for compliance is May 6, 2015. For individuals subsequently becoming non-management directors, the deadline will be the fifth anniversary of the date on which they become non-management directors. We refer to the deadline as the Compliance Deadline.

Under the guidelines, a non-management director must, on or before the applicable Compliance Deadline, own Libbey common stock and/or its equivalents, as described below, in an amount at least equal to four times the amount of the annual cash retainer payable to the director for service on the Board of Directors (excluding the cash retainer or fees payable for service on any committee of the Board). We refer to this amount as the Ownership Threshold.

In determining whether a non-management director has achieved his or her Ownership Threshold, we include:

•	Shares of Libbey common stock held by the non-management director; and
•	“Phantom stock” into which deferred compensation is deemed invested under any deferred compensation plan for non-management directors.

If a non-management director achieves the Ownership Threshold on any date prior to his or her Compliance Deadline, that director generally will be deemed to continue to comply with the Ownership Threshold even if the value of his or her shares subsequently declines as a result of a decline in the closing price of Libbey common stock. A non-management director who has achieved the Ownership Threshold subsequently may sell or dispose of shares as long as the non-management director retains at least the minimum number of shares that s/he was required to hold when s/he first achieved the Ownership Threshold. If the non-management director’s share ownership drops below that Ownership Threshold, his or her holdings will be re-valued based on the then-current market price of Libbey common stock, and s/he will be required to achieve the Ownership Threshold based on his or her re-valued holdings.

As of March 15, 2013, all of our non-management directors comply with these stock ownership guidelines.

Executive Stock Ownership Guidelines.  In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. In late 2012, we modified the guidelines as described below. We refer to the guidelines, as originally established, as the Original Guidelines.

Under the Original Guidelines, each executive officer was required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer became subject to the guidelines.

The applicable multiples for the executive officers under the Original Guidelines were as follows:

Executive Officer Title	Multiple of Base Salary
Chief Executive Officer	5
President, Executive Vice President, group or divisional president(1)	3
Other Vice Presidents	2

(1)	Mr. Reynolds currently is our only Executive Vice President.

Under the Original Guidelines, an executive may achieve the required ownership by a variety of forms of unpledged equity ownership (which we refer to as Qualifying Shares), including outright ownership, by the officer and/or his or her spouse and minor children, of shares of Libbey stock; shares held in 401(k) savings accounts, individual retirement accounts or trust or other estate planning vehicles; shares underlying vested RSUs (even if deferred); and vested, “in-the-money” stock options to the extent of 50% of the required guideline.

The following table shows, for each named executive who was employed by us at December, 31, 2012, the applicable guideline and number of Qualifying Shares, excluding vested, “in-the-money” stock options, held as of March 15, 2013:

Named Executive	Applicable Guideline (Number of Shares)	Number of Qualifying Shares Held
Sherry Buck	52,817	0
Daniel P. Ibele	31,061	51,167
Susan A. Kovach	31,566	47,971
Timothy T. Paige	29,024	53,016
Richard I. Reynolds	79,504	169,080
Stephanie A. Streeter	241,880	20,187

In late 2012 we elected to transition our executive stock ownership guidelines to stock retention guidelines. This decision was made in order to provide greater parity between long-time executive officers and our newer executive officers and to further align our executives’ interests with those of shareholders. Under the retention guidelines, which we refer to as the Retention Guidelines, each executive generally will be required to retain, until his or her separation from service:

•	50% of the net after-tax shares underlying each grant of RSUs made after January 1, 2013 that subsequently vests; and
•	50% of the net after-tax shares underlying NQSOs that are granted after January 1, 2013 and that the executive subsequently exercises.

Executives who satisfied the Original Guidelines prior to December 31, 2012 are exempt from the Retention Guidelines until January 2018. During the period between January 2, 2013 and January 1, 2018, those executives are permitted to sell or otherwise dispose of our stock, but only to the extent of any shares in excess of their respective ownership guidelines under the Original Guidelines.

Executives nearing retirement are released from our guidelines on the later to occur of the date that is one year prior to the contemplated retirement date or the date on which the Board is notified of the planned retirement.

Beneficial Ownership Table

The following table shows, as of March 15, 2013, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned by our directors, the named executives (including those who were no longer employed by us at that date) and our directors and executive officers as a group. Our address, as set forth on the Notice of Annual Meeting of Shareholders, is the address of each director and named executive set forth below. The shares owned by the named executives set forth below include the shares held in their accounts in our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Sherry Buck(1)(3)	0	*
Carlos V. Duno(2)	29,189	*
William A. Foley(2)	32,809	*
Peter C. McC. Howell(2)(4)	29,201	*
Daniel P. Ibele(1)(3)	118,870	*
Susan A. Kovach(1)(3)	68,986	*
Deborah G. Miller(2)	13,794	*
Carol B. Moerdyk(2)	28,609	*
John C. Orr(2)	18,492	*
Timothy T. Paige(1)(3)	96,262	*
Richard I. Reynolds(1)(3)	305,268	1.46%
Roberto B. Rubio(3)(5)	29,584	*
Scott M. Sellick(3)(5)	82,215	*
Terence P. Stewart(2)	42,137	*
Stephanie A. Streeter(1)(3)	41,483	*
Directors and Executive Officers as a Group(1)(2)(3)	989,007	4.73%

(1)	Does not include shares of our common stock that have vested but are deferred under our Executive Deferred Compensation Plan, which we refer to as our EDCP. As of March 15, 2013, each of Messrs. Ibele, Paige and Reynolds, and Ms. Kovach, Streeter and Buck, and all executive officers as a group, had the following number of shares of our common stock that are vested but deferred under our EDCP:

Named Executive	Number of Deferred Shares
S. Buck	0
D. Ibele	0
S. Kovach	15,910
T. Paige	3,280
R. Reynolds	0
S. Streeter	0
All executive officers as a group	19,190

(2)	Includes the following number of shares of our common stock that are deferred under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, and that are payable as shares of our common stock:

Name of Director	Number of Deferred Shares
C. Duno	18,231
W. Foley	0
P. Howell	12,109
D. Miller	0
C. Moerdyk	0
J. Orr	0
T. Stewart	27,709
All non-management directors as a group	58,049

Does not include the following number of shares of phantom stock that are held by non-management directors pursuant to our deferred compensation plans for outside directors and that are payable in cash:

Name of Director	Number of Phantom Shares
C. Duno	0
W. Foley	11,778
P. Howell	5,784
D. Miller	2,192
C. Moerdyk	18,453
J. Orr	0
T. Stewart	52,173
All non-management directors as a group	90,380

For more information regarding our deferred compensation plans for non-management directors, see “Compensation-Related Matters — Non-Management Directors' Compensation in 2012” below.

(3)	Includes the following number of NQSOs that have been granted to our named executives and all executive officers as a group and that currently are exercisable or will be exercisable on or before May 14, 2013:

Named Executive	Number of Outstanding Stock Options Exercisable Within 60 Days
S. Buck	0
D. Ibele	67,703
S. Kovach	36,924
T. Paige	46,526
R. Reynolds	136,188
R. Rubio	0
S. Sellick	33,460
S. Streeter	21,296
All executive officers as a group	364,998

(4)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.

(5)	Based on last known information as of date of separation from service. For Mr. Rubio, that date was July 6, 2012; for Mr. Sellick, that date was February 29, 2012.

In addition to outstanding shares of common stock that our named executives beneficially owned as of March 15, 2013, the named executives and all executive officers as a group have received the following grants of RSUs that have not yet vested:

Named Executive	Number of Unvested RSUs(1)
S. Buck	30,905
D. Ibele	25,957
S. Kovach	17,274
T. Paige	16,774
R. Reynolds	82,390
R. Rubio(2)	0
S. Sellick(2)	0
S. Streeter	84,251
All executive officers as a group	268,235

(1)	Of these amounts, a total of 17,412 RSUs with four-year vesting were awarded on February 8, 2010 (but were not granted until May 6, 2010, after our shareholders approved our Amended and Restated 2006 Omnibus Incentive Plan, which we refer to as our Omnibus Plan); a total of 21,275 RSUs with four-year vesting were awarded on February 10, 2011; a total of 17,070 RSUs with four-year vesting were awarded to Ms. Streeter on July 29, 2011; a total of 65,924 RSUs with four-year vesting were awarded on February 17, 2012; a total of 20,444 RSUs with four-year vesting were awarded to Ms. Buck on August 1, 2012; a total of 36,000 RSUs were granted to Mr. Reynolds on August 1, 2012, with 50% vesting on January 2, 2014 and 50% vesting on January 2, 2015, provided that Mr. Reynolds remains employed by us until the first to occur of December 31, 2013 or the date on which we otherwise request that he retire; and a total of 90,110 RSUs with four-year vesting were awarded on February 11, 2013. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see “Compensation-Related Matters — Compensation Discussion and Analysis — In what forms does Libbey deliver pay to its executives, and what purposes do the various forms of pay serve?” and the Outstanding Equity Awards at Fiscal Year-End table below.
(2)	Pursuant to the respective employment agreements covering Mr. Rubio and Mr. Sellick, upon termination of employment, vesting was accelerated with respect to RSUs that had not vested prior to termination of employment and that otherwise would have vested on or before the first anniversary of their respective dates of termination.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2012, all officers, directors and greater-than-10% beneficial owners complied, on a timely basis, with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act.

LIBBEY CORPORATE GOVERNANCE

Who are the members of Libbey's Board of Directors?

Our Board of Directors is divided into three classes of directors. Each year, one class of directors stands for election at our Annual Meeting of shareholders. It is important to us that our directors and candidates for our Board not only meet the “Requisite Qualifications for Board Candidates” described under “How does our Board select nominees for the Board?” below, but also possess experience, qualifications or skills in the substantive areas that impact our business. The biographies below highlight, for each director, the individual attributes that enhance the Board's collective knowledge and experience.

Director	Age	Experience
Carlos V. Duno Class II Director since 2003	65	Mr. Duno is the Owner and Chief Executive Officer of Marcia Owen Associates/Santa Fe Staffing (since 2006), the premier recruiting and staffing firm in Northern New Mexico, and Owner and Chief Executive Officer of CDuno Consulting (since 2004). From 2001 to 2004, Mr. Duno served as Chairman of the Board and Chief Executive Officer of Clean Fuels Technology, a leading developer of emulsified fuels for transportation and power generation applications. Mr. Duno's glass industry experience began during his six years as President of Business Development and Planning for Vitro S.A. in Monterrey, Mexico from 1995 to 2001. Mr. Duno's earlier professional experience includes a two-year term as Vice President Strategic Planning for Scott Paper Company and several years with McKinsey & Co. and Eli Lilly. Mr. Duno holds a B.S. in industrial engineering from the National University of Mexico, and an M.B.A. in finance and an M.S. in industrial engineering, both from Columbia University. He also is certified in leadership and transition coaching by the Hudson Institute of Coaching. Mr. Duno is Chair of Libbey's Audit Committee and is also an Audit Committee Financial Expert. Mr. Duno is active in several not-for-profit organizations in the Santa Fe, New Mexico area and formerly served on the Boards of Directors of Clean Fuels Technology, Inc. and Anchor Glass Container Corporation. The Board believes Mr. Duno's extensive experience in strategic planning for international organizations, together with his first-hand glass industry experience in Mexico, make him well-qualified to serve as a director of the Company.
William A. Foley Chairman of the Board Class III Director since 1994	65	Mr. Foley has served as Chairman of Libbey Inc. since August 1, 2011. Mr. Foley served as Chairman and Chief Executive Officer of Blonder Accents, LLC (since June 2011) and served as Chairman and Chief Executive Officer of Blonder Company (from 2008 to 2011). Blonder Company was appointed a receiver in April 2011 in connection with a negotiated sale transaction, and the acquiring company, Blonder Accents LLC, voluntarily filed for protection under Chapter 7 of the U.S. Bankruptcy Code in December 2011. Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; Chairman and Chief Executive Officer of LESCO Inc.; and Chairman and Chief Executive Officer of Think Well Inc. Mr. Foley has also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.'s Specialty Products division. Mr. Foley spent the first 14 years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing. Mr. Foley is currently on the Board of Directors of Myers Industries, Inc. (NYSE: MYE), and has previous experience on the boards of several public and private companies, including Arhaus Inc., LESCO Inc. and Associated Estates. Mr. Foley holds a bachelor's degree from Indiana University and an M.B.A. from Ohio University. Mr. Foley's consumer product marketing experience, particularly in the glass tableware industry, along with his significant leadership and management skills, strengthen the Board's collective qualifications, skills and experience.

Director	Age	Experience
Peter C. McC. Howell Class II Director since 1993	63	Since 1997, Mr. Howell has been an advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting, particularly with respect to operations in the People's Republic of China. Mr. Howell's positions before 1997 include Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health-O-Meter); President, Chief Executive Officer and a director of Mr. Coffee Inc.; and Chief Financial Officer of Chemical Fabrics Corporation. Mr. Howell also spent 10 years as an auditor for Arthur Young & Co. (now Ernst & Young). Since 1989, Mr. Howell has been a director of one or more public companies. His current directorships include Pure Cycle Corporation (NASDAQ: PCYO) (since 2004); Lite Array Inc. and Global Lite Array Inc., subsidiaries of the publicly held Global-Tech Applied Innovations (NASDAQ: GAI) (since 2001); and Great Lakes Cheese Company Limited, a private company (since 2006). Mr. Howell holds B.A. and M.A. degrees in economics from Cambridge University, is a Fellow of the Institute of Chartered Accountants of England & Wales, and is an Audit Committee Financial Expert. In addition to his significant financial expertise, public directorship experience, and retail and foodservice industry knowledge, Mr. Howell provides the Board with a unique perspective on the issues facing international businesses operating in China.
Deborah G. Miller Class III Director since 2003	63	From 2003 to the present, Ms. Miller has been the Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President and Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than 30 years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing. She is a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) (since 1995) and an emeritus member of the Board of Trustees of Wittenberg University, from which she received her bachelor's degree. As a result of Ms. Miller's global management experience, sales and marketing ingenuity, strategic thinking, and extensive information technology experience, she is uniquely qualified to serve as a director of the Company.
Carol B. Moerdyk Class I Director since 1998	62	Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation, including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland. Ms. Moerdyk serves on the Boards of Directors of American Woodmark Corporation (NASDAQ: AMWD) (since 2005), Winco Holdings, Inc. (since 2011) and Azimuth Foundation (since 2009). An Audit Committee Financial Expert, Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor's degree from Western Michigan University and a Ph.D. Candidate's Certificate in finance from the University of Michigan. Ms. Moerdyk's significant financial expertise, developed through her experience as a CFA and public company Chief Financial Officer, together with her executive leadership and international operations experience, make her a valuable contributor to the Board.

Director	Age	Experience
John C. Orr Class I Director since 2008	62	Since 2005, Mr. Orr has been the President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming his current positions, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr's earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide. Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations. Mr. Orr has served on the board of Akron General Health System since 2006. Mr. Orr's extensive experience in international manufacturing and plant management is an important asset to the Board.
Richard I. Reynolds Class II Director since 1993	66	Since August 1, 2012, Mr. Reynolds has served as Libbey's Executive Vice President, Strategy Program Management. From June 10, 2010 until that date, Mr. Reynolds served as Executive Vice President and Chief Financial Officer. From 1995 until June 10, 2010, Mr. Reynolds served as Libbey's Executive Vice President and Chief Operating Officer. Now in his 43rd year with the Company, Mr. Reynolds has held various positions at Libbey, including Vice President and Chief Financial Officer from 1993 to 1995 and Director of Finance and Administration from 1989 to 1993. Mr. Reynolds holds a B.B.A. from the University of Cincinnati. In addition to his work for the Company, Mr. Reynolds serves on the boards of several private organizations. As a result of the breadth and depth of his experience with the Company, Mr. Reynolds provides the Board with a learned perspective on the financial, administrative and operational aspects of Libbey's business.
Terence P. Stewart Class III Director since 1997	64	Mr. Stewart is the Managing Partner of Stewart and Stewart, a Washington, D.C.-based law firm specializing in trade and international law issues, where he has been employed since 1976. He has worked with various industries to solve trade matters in the United States and abroad. Mr. Stewart is an adjunct professor at Georgetown University Law Center, from which he received his law degree. He also holds a B.A. from the College of the Holy Cross and an M.B.A. from Harvard University. Both the Ukrainian Academy of Foreign Trade and the Russian Academy of Sciences have granted Mr. Stewart Honorary Doctorates. Mr. Stewart has written extensively on trade relations with the People's Republic of China, including volumes on WTO accession commitments undertaken and progress made in meeting those commitments over time, a review of intellectual property protection within China and steps being taken to address problems in enforcement, and reports on subsidies provided to major sectors of the Chinese economy. Mr. Stewart currently serves on the boards of several private societies and associations and is a former member of the Company's Nominating and Governance Committee. Mr. Stewart possesses particular knowledge and experience in international legal, regulatory and government affairs, including foreign trade matters relevant to the glass industry, that strengthen the Board's collective qualifications, skills and experience.

Director	Age	Experience
Stephanie A. Streeter Class I Director since 2011	55	Ms. Streeter has served as Chief Executive Officer and a director of Libbey since August 1, 2011. Prior to joining Libbey as Co-CEO on July 1, 2011, Ms. Streeter was interim Chief Executive Officer of the United States Olympic Committee from March 2009 to March 2010 and served on its Board of Directors from 2004 to 2009. Ms. Streeter also was employed as Chairman and Chief Executive Officer of Banta Corporation, a NYSE-listed provider of printing, supply chain management and related services that was acquired by R.R. Donnelley & Sons Company (NYSE: RRD) in 2007. She joined Banta in 2001 as President and Chief Operating Officer and was appointed Chief Executive Officer in 2002. A member of the Board of Directors of Banta from 2001 to 2007, she was elected Chairman in 2004. Prior to joining Banta, Ms. Streeter was Chief Operating Officer at Idealab. Ms. Streeter also spent 14 years at Avery Dennison Corporation in a variety of product and business management positions, culminating in her role as Group Vice President of Worldwide Office Products from 1996 to 2000. Ms. Streeter is a member of the Boards of Directors of The Goodyear Tire & Rubber Company (NYSE: GT) (since 2008), Kohl's Corporation (NYSE: KSS) (since 2007) and Catalyst (since 2005). Ms. Streeter holds a B.A. from Stanford University. Ms. Streeter's demonstrated executive leadership and management skills and significant public company directorship experience, along with her consumer and business-to-business marketing experience, supply chain experience and retail industry knowledge, make her a valuable contributor to the Board.

How is our Board leadership structured?

Our Board currently includes seven non-management directors and two employee directors. All seven of the non-management directors have been determined to be independent. For more information with respect to how the Board determines which directors are considered to be independent, see “How does the Board determine which directors are considered independent?” below.

When Ms. Streeter joined the Company and was named our chief executive officer on August 1, 2011, the Board elected to separate the roles of the chairman and chief executive officer in order to enable Ms. Streeter to devote herself to becoming familiar with our business, industry and customers. As a result of the Board’s most recent assessment of its leadership structure, the Board has concluded that continued separation of the roles of chairman and chief executive officer is appropriate at this time and will enable Ms. Streeter to focus on implementation of the new strategy adopted by the Company in 2012.

Does Libbey have Corporate Governance Guidelines?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).

What is the role of the Board's committees?

Our Board of Directors currently has the following standing committees:

Standing Committee	Key Functions	Members for 2013	Number of 2012 Meetings
Audit Committee	See “Audit-Related Matters — Report of the Audit Committee” below.	Carlos V. Duno, Chair(1)(2) Peter C. McC. Howell(1)(2) Carol B. Moerdyk(1)(2) John C. Orr(2)	7
Compensation Committee	• Consider the potential impact of our executive pay program on our risk profile.	Carol B. Moerdyk, Chair Carlos V. Duno Deborah G. Miller	7

Standing Committee	Key Functions	Members for 2013	Number of 2012 Meetings

•

Review executive pay at comparable companies and recommend to the Board pay levels and incentive compensation plans for our executives.

•

Review and approve goals and objectives relevant to the targets of the executive incentive compensation plans.

•

Establish the CEO's pay, and in determining the long-term incentive compensation component of the CEO's pay, consider the Company's performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the Company's CEO in prior years.

•

Perform an annual evaluation of the performance and effectiveness of the Compensation Committee.

•

Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K, as required by the SEC.

•

Approve grants of awards under our equity participation plans and provide oversight and administration of these plans.

Nominating and Governance Committee	• Develop and implement policies and practices relating to corporate governance.	Peter C. McC. Howell, Chair Deborah G. Miller John C. Orr	6

•

Establish a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the CEO.

	• Report to the Board trends in director pay practices and the competitiveness of the Company's director pay practices.

(1)	Determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.
(2)	Determined by the Board to be financially sophisticated and literate and to have accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

The Board has determined that all members of each of its standing committees are independent, within the meaning of SEC regulations and the NYSE MKT Company Guide. The Board also has determined that all members of the Compensation Committee are “outside directors,” within the meaning of 26 CFR § 1.162-27.

How does our Board oversee risk?

Our management is responsible for day-to-day risk management and our Board, through the Audit Committee and the Board's other committees, is responsible for oversight of management's risk management processes. We have implemented an enterprise-wide risk management program. Our Vice President, Treasurer has primary responsibility for this program and reports to our Vice President, Chief Financial Officer. We also have an Enterprise Risk Management Steering Committee consisting of members of senior management from across our operations.

Through our enterprise risk management program, we identify, evaluate and address actual and potential risks that may impact our business and our financial results. Our Vice President, Treasurer routinely reports to the Audit Committee with respect to the status of our program and particular risk strategies and reports to our Board regarding particular risk management matters in connection with its general oversight of our business.

How does our Board select nominees for the Board?

Our Board selects new directors following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and proposes and reviews the selection process. The Nominating and Governance Committee solicits input from all Board members and makes its recommendation to the Board. An invitation to join the Board is extended by the Chairman of the Board on behalf of the Board. A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the shareholder deems appropriate. Candidates for director nominated by shareholders will be given the same consideration as candidates nominated by other sources.

The Board, in its Corporate Governance Guidelines, has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with longstanding Libbey values and standards
•	broad experience at the policy-making level in business, government, education, technology or public interest
•	commitment to enhancing shareholder value
•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience
•	expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, current or recent experience as a chief executive officer of a public company; expertise in logistics and advanced supply chain management; experience as an executive with a large multinational company or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice industry; or management or board experience in a highly leveraged environment.

In addition, the Board's Corporate Governance Guidelines set forth the Board's intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. Consistent with the Board's Corporate Governance Guidelines, the Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender. Reflecting this desire to foster a diverse Board, two of our non-management directors are women and one non-management director is Hispanic. In addition, one non-management director is British and, through his wide travels around the world, brings us his perspective as to the international business environment, particularly in China.

Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other subject-matter expertise and the Board's evaluations of other prospective nominees.

The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998 and Mr. Orr to the Board in 2008, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

How does our Board determine which directors are considered independent?

Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey's senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the NYSE MKT Company Guide, since our common stock currently is listed on the NYSE MKT exchange.

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. In addition, the Board has affirmatively determined that, notwithstanding that Stewart & Stewart provides Libbey with legal services relating to international trade matters, Terence P. Stewart is independent of Libbey and its management, as the fees paid to Stewart & Stewart in each of the last three (3) years were less than 5% of the consolidated gross revenues of Stewart & Stewart. Ms. Streeter and Mr. Reynolds are considered inside directors because of their employment as senior executives of Libbey. For more information with respect to the compensation paid to Mr. Stewart's law firm for services provided to Libbey in 2012, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below.

How often did our Board meet during fiscal 2012?

During 2012, the Board of Directors held ten meetings, five of which were regularly scheduled meetings and five of which were special meetings. During 2012, each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend.

Certain Relationships and Related Transactions — What transactions involved directors or other related parties?

A substantial majority of our directors is independent, as defined in the NYSE MKT Company Guide and our Corporate Governance Guidelines. Our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, generally prohibits related-party transactions involving directors. However, our Board permits us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner. During 2012, Stewart and Stewart received fees of approximately $228,000 from us for legal services in connection with various international trade matters. Our Board believes that Libbey's General Counsel is best suited to select legal counsel for Libbey, so the Board does not require that we seek the approval of the Board, or of any committee of the Board, in connection with our engagement of Stewart and Stewart. Mr. Stewart and our General Counsel are responsible for monitoring whether the fees paid to Stewart & Stewart would render Mr. Stewart not independent, within the meaning of the NYSE MKT Company Guide and our Corporate Governance Guidelines, and for informing the Chairman of the Board and the Nominating and Governance Committee of any issues in that regard.

Our Code of Ethics requires that all of Libbey's directors, officers and other employees avoid conflicts of interest. Related-party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our shareholders.

How do shareholders and other interested parties communicate with the Board?

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that are addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Are Libbey's Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to shareholders?

Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

Are Libbey's directors required to attend Libbey's Annual Meeting of shareholders?

Our directors are not required to attend our Annual Meeting of shareholders, but we typically hold a meeting of the Board at the same location and on the same day as the Annual Meeting. As a result, we anticipate that a substantial majority of our directors will be present at the Annual Meeting of shareholders to be held on May 14, 2013. In 2012, all members of the Board of Directors attended our Annual Meeting.

AUDIT-RELATED MATTERS

Who are Libbey's auditors?

Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as Libbey's independent auditors for the fiscal year ending December 31, 2013. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See “Proposal 3 — Ratification of Auditors” above.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

What fees did Libbey pay to its auditors for Fiscal 2012 and 2011?

Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2012 and 2011 are as follows:

Nature of Fees	2012 Fees	2011 Fees
Audit Fees(1)	$1,132,613	$1,127,909
Audit Related Fees(2)	80,000	80,000
Tax Fees	0	0
All Other Fees	0	0
Total	$1,212,613	$1,207,909

(1)	Audit Fees include fees associated with the annual audit of our internal controls, the annual audit of financial statements, the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K and statutory audit procedures.
(2)	Audit-related fees include fees for audits of our employee benefit plans.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its audit functions. The Audit Committee's policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee has appointed Carlos V. Duno, Chair of the Committee, to pre-approve these services.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;
•	appointing, compensating and retaining our independent auditors;
•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;
•	approving non-audit services;
•	overseeing management's relationship with our independent auditors;
•	overseeing management's implementation and maintenance of effective systems of internal and disclosure controls;
•	reviewing our internal audit program; and
•	together with the Board's other standing committees, overseeing our enterprise risk management program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee's discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

With respect to the audited financial statements for the year ended December 31, 2012, the Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors' examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Carlos V. Duno, Chair
Peter C. McC. Howell
Carol B. Moerdyk
John C. Orr1

[1]	Not a member of the Audit Committee during 2012.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding our 2012 executive pay program, particularly as it relates to the following individuals, who are our “named executives” for 2012:

Named Executive	Title
Stephanie A. Streeter	Chief Executive Officer
Sherry Buck	Vice President, Chief Financial Officer (as of August 1, 2012)
Richard I. Reynolds	Executive Vice President, Chief Financial Officer through July 31, 2012; Executive Vice President, Strategy Program Management as of August 1, 2012
Daniel P. Ibele	Vice President, Global Sales and Marketing through July 31, 2012; Vice President, General Manager, U.S. and Canada, as of August 1, 2012
Susan A. Kovach	Vice President, General Counsel and Secretary
Timothy T. Paige	Vice President, Human Resources
Roberto B. Rubio	Vice President, Global Manufacturing and Engineering until July 6, 2012, when his position was eliminated
Scott M. Sellick	Vice President, Chief Accounting Officer until February 29, 2012, when his position was eliminated

Executive Summary

Financial and Operational Highlights for 2012.

•	Our 2012 net sales were $825.3 million, up slightly from $817.1 million in 2011, with strong sales increases in our U.S. and Canada and China sales regions.
•	By focusing on reducing our cost structure, we achieved:
➢	income from operations of $81.3 million, up 28.1% compared to $63.5 million in 2011; and
➢	adjusted EBITDA of $132.4 million, an all-time record for us and a 17.1% increase compared to our adjusted EBITDA of $113.1 million in 2011.
•	During 2012, we stabilized our balance sheet, positioning us to prepay $45.0 million of our 6.875% senior secured notes on or before May 15, 2013:
➢	In May 2012, we refinanced a majority of our debt, including our senior secured notes due 2015, reducing the annual interest rate on our senior secured notes from 10.0% to 6.875% and extending their maturity to 2020;
➢	Although our indebtedness increased as a result of our May 2012 refinancing, we used a portion of the proceeds of the refinancing to contribute $79.7 million to our U.S. pension plans, fully funding our Pension Protection Act target obligations under those plans and enabling us to further de-risk our U.S. pension obligations;
➢	As a result of our significant cash generation during the fourth quarter of 2012, at December 31, 2012 our ratio of debt net of cash to adjusted EBITDA[2] was 3.0 times; and
➢	At December 31, 2012, we had $67.2 million of cash on hand and no loans outstanding under our asset-based loan (ABL) facility.
•	Our shareholders benefited substantially, as we achieved total shareholder return for the one-year period ended December 31, 2012 of approximately 52% and an average annualized shareholder return of 36.2% over the three-year period ended December 31, 2012.

2012 Executive Compensation Highlights.  At our 2012 Annual Meeting of shareholders, our say-on-pay proposal garnered the support of over 96% of the shares voted. Our Compensation Committee interpreted the results of the vote as an affirmation of our executive pay program and, as a result, the Committee retained generally the same structure for our 2012 executive pay program.

[2]	A reconciliation of net income to EBITDA and adjusted EBITDA and debt net of cash to adjusted EBITDA ratio is set forth on Attachment A.

Notable actions taken by the Committee in 2012 regarding the pay of our named executives include the following:

Date:	Action Taken:
February 2012

•

Approved base salary increases, to be effective April 1, 2012, of 0% to 6.5%

•

Approved the design and performance measures applicable to our 2012 senior management incentive plan, which we refer to as our SMIP, and the cash component of our 2012 long-term incentive plan, which we refer to as our LTIP

•

Awarded RSUs and NQSOs with ratable, four-year vesting

May 2012	• For a limited number of individuals who played critical roles in connection with our refinancing, approved discretionary bonuses in amounts up to $25,000, including a bonus to Ms. Kovach
July 2012	• Approved, in connection with our hiring of Ms. Buck as Vice President, Chief Financial Officer:
➢ Ms. Buck’s initial annual base salary
➢ Ms. Buck’s prorated opportunities under our 2012 SMIP (including a guaranteed minimum payout equal to $87,500) and the cash component of our 2010 LTIP, our 2011 LTIP and our 2012 LTIP
➢ The award of the following “new-hire” grants of RSUs and NQSOs intended to replace compensation that Ms. Buck forfeited when she left Whirlpool Corporation to join us:
• 10,000 RSUs that vest ratably over four years
• 10,000 NQSOs that vest ratably over four years
• 15,750 NQSOs that cliff-vest on August 1, 2016
➢ The award, pursuant to our 2012 LTIP, of 10,444 RSUs and 7,639 NQSOs that vest ratably over four years
August 2012

•

Approved a base salary increase of 4.1% for Mr. Ibele in light of his broadened responsibilities as Vice President, General Manager, U.S.
and Canada

•

Awarded a special grant of 36,000 RSUs to Mr. Reynolds to reward him for postponing his retirement, assisting in Ms. Buck’s transition into her new role as Chief Financial Officer and establishing the Strategy Program Management Office

For more information with respect to these awards, see “What pay did Libbey's executives receive for 2012?” below.

What are the objectives of Libbey's executive pay program?

Our 2012 executive pay program was structured to achieve the following objectives:

•	Talent Attraction and Retention Objective. In light of Mr. Reynolds’s long tenure, it was critical that our executive pay program for 2012 be geared to attracting a new chief financial officer and retaining Mr. Reynolds and other executives who are critical to Libbey 2015, which is described below.
•	Motivational Objective. Beginning in the fall of 2011, we undertook a comprehensive review of our company, performance and strategy. That review, which was completed during the first quarter of 2012, resulted in Libbey 2015 – our comprehensive strategy that we announced in July 2012 and that focuses on the following areas:
➢	Maximizing our leadership position in key lines of business, including U.S. foodservice and Mexican foodservice and retail;
➢	Increasing our profitability and improving our cash generation in Europe;
➢	Accelerating our growth within China;
➢	Better leveraging our manufacturing and distribution footprint; and
➢	Continuing to drive margin expansion and cash flow generation.

We structured our 2012 executive pay program to provide adequate financial incentives to motivate our executives to execute Libbey 2015.

•	Alignment Objective. We structured the pay program to align the interests of our executives with those of our shareholders generally, ensuring that, if our shareholders profited, our executives also would profit.
•	Reasonableness Objective. We designed our pay program to balance the need to provide sufficient financial incentives to achieve the three objectives described above with the need to ensure that executive pay is reasonable and appropriate.

In what forms did Libbey deliver pay to its executives in 2012, and what purposes do the various forms of pay serve?

Balanced Program with Significant Pay At Risk.  For 2012, the pay opportunities of our CEO and our other named executives were designed to provide a balance of stable and competitive pay in the form of base salary, fringe benefits and perquisites; equity compensation (NQSOs and RSUs) that aligns our executives' interests with those of shareholders generally and also serves as a retention tool; and annual and long-term incentive awards that are designed to motivate our executives to execute our strategy, thereby driving our financial and operational performance. The charts below show the mix of these pay elements and reflect the substantial portions of our named executives' target pay opportunities that are at risk:

*	Excludes NEOs who were not employed by us at December 31, 2012; also excludes special “sign-on” awards for Ms. Buck and special retention award for Mr. Reynolds.

The following table sets forth the forms of pay for which our executive officers were eligible in 2012, the characteristics of those forms of pay, and the purposes or objectives that each form of pay is designed to fulfill:

Form of Pay	Characteristics	Purpose/Objective
Annual cash compensation
Base Salary	• Fixed component; reviewed annually. • Pay based upon level of responsibility, experience, time in position, individual performance and comparison to market pay information.	• Provides for stable and fixed level of competitive pay; contributes to talent attraction and retention objective.
Annual incentive award under our SMIP

•

At-risk variable pay opportunity for short-term performance; maximum payout equal to 200% of target award.

•

Target award equal to a percentage of actual base salary and is a function of level of responsibility, time in position, anticipated ability to affect our performance and comparison to market pay information.

• Motivates sustained performance. • Motivates achievement of annual financial and individual goals. • Attracts and retains talent by providing a market-competitive cash incentive opportunity.
Discretionary cash awards	• Payout based on outstanding achievements during the year.	• Rewards outstanding individual achievements.
Long-term Incentives under our LTIP
Performance component

•

Comprises 40% of LTIP opportunity.

•

At-risk variable pay opportunity for sustained, long-term performance; maximum payout equal to 200% of target opportunity.

•

Target opportunity equal to a percentage of base salary and is a function of level of responsibility, time in position, anticipated ability to affect our performance over the long term and comparison to market pay.

•

Cash award that is formula-driven.

• Motivates long-term performance because amount realized varies based upon actual financial performance. • Aligns interests with shareholders. • Attracts and retains high-caliber executive talent.
NQSOs

•

Comprises 20% of LTIP opportunity.

•

Exercise price equal to closing stock price on date of grant.

•

Differences in award sizes based on level of responsibility, time in position, anticipated ability to affect company performance over the long term and comparisons to market pay.

•

Generally awarded annually; vest ratably at the end of the first four years of a ten-year term. Awards to new hires may cliff vest on the third or fourth anniversary of date of hire.

•

Motivates long-term performance because amount realized is based on the stock price appreciation from the date of grant.

•

Aligns interests with shareholders.

•

Market-competitive awards to attract and retain talent; time-based vesting to retain talent.

RSUs

•

Comprises 40% of LTIP opportunity.

•

Differences in award sizes are a function of level of responsibility, time in position, anticipated ability to affect our performance over the long term and comparisons to market pay.

• Market-competitive awards to attract and retain talent; time-based vesting to retain talent.

Form of Pay	Characteristics	Purpose/Objective

•

Generally awarded annually; vest ratably at the end of the first through fourth anniversaries of the grant date. Special retention award made in 2012 to Mr. Reynolds.

•

No dividends or voting rights with respect to unvested RSUs.

• Motivates performance because stock price appreciation/ depreciation impacts value realized.
Fringe benefits and perquisites
Medical, dental and life insurance benefits	• Benefits provided to U.S. executive officers on the same basis as for all salaried U.S. employees.	• Provides market-competitive health and welfare benefits that further talent attraction and retention objective.
Limited perquisites
• Tax return preparation and financial planning	• Direct payment or reimbursement of fees incurred in connection with personal financial planning and tax return preparation.	• Provides access to knowledgeable resources that can assist our executives in efficiently and effectively managing their personal financial and tax planning issues.
• Executive health screening program	• Annual executive physical examination and related services.	• Promotes continuity of management by providing executives with health screening services to help them maintain their overall health.
• Limited ground transportation

•

For each executive officer based in Toledo, Ohio, ground transportation for trips between Toledo, Ohio and the Detroit/Wayne County Metropolitan airport for the executive when traveling for business purposes and for the executive and his or her spouse when traveling together.

•

Promotes our talent attraction and retention objective.

•

Maximizes time available
for performing services
to Libbey.

•

For our executive officers traveling internationally, contributes to the safety of those returning to the
U.S. from long and often tiring flights from overseas.

• Airline club membership	• Membership in one airline club of the executive's choice.	• Maximizes time available for performing services to Libbey.
Limited income protection
Retirement plans
• Cash balance pension plan, which we refer to as our Salary Plan

•

Qualified plan for all U.S. salaried employees hired before January 1, 2006; certain long-term employees, including Mr. Reynolds, are eligible for a benefit at least equal to the benefit that would have been provided under our previous defined benefit plan; company contribution credit discontinued at the end of 2012.

• Provides a reasonable level of replacement income upon retirement, serving as an incentive for a long-term career with Libbey.

Form of Pay	Characteristics	Purpose/Objective
• Supplemental Retirement Benefit Plan, which we refer to as our SERP	• An excess, nonqualified plan designed to provide substantially identical retirement benefits as the Salary Plan, to the extent the Salary Plan cannot provide those benefits due to IRS limitations.	• Allows an individual subject to IRS limitations to receive the same level of benefits, as a percentage of salary, as individuals who are not subject to the IRS limitations.
	• We have provided no enhancement of service credit under the SERP; company contribution credit discontinued at the end of 2012.	• Provides a reasonable level of replacement income upon retirement, serving as an incentive for a long-term career with Libbey.
• 401(k) savings plan	• Matching contributions to our 401(k) savings plan provided on the same basis as for all salaried U.S. employees.	• Provides an opportunity to save for retirement on a tax-deferred basis up to limits established by the Internal Revenue Code.
• Executive Deferred Compensation Plan, which we refer to as our EDCP

•

Permits deferrals of up to 60% of base pay and cash incentive compensation, and up to 100% of RSUs.

•

Deferred cash compensation deemed invested in one of 13 measurement funds, including a Libbey Inc. phantom stock fund; deferred RSUs deemed invested in the Libbey Inc. phantom stock fund.

•

With respect to deferrals of eligible
pay in excess of IRS limitations applicable to qualified plans, matching contributions up to 6% of eligible pay deferred.

•

Unfunded plan with no guaranteed return on amounts deferred, which are subject to the rights of our general creditors in the event of our insolvency.

•

Restores benefits that would have been available to the executives under the 401(k) plan but for IRS limitations on qualified plans, and provides an additional vehicle that enables executives to save for retirement on a tax-deferred basis, in each case contributing to our talent attraction and retention objective.

Executive long-term disability coverage

•

Enhances the long-term disability benefit that we provide to all
U.S. salaried employees with an additional, portable benefit of up to 15% of regular earnings and incentive pay, or $7,500 per month, for a total long-term disability benefit of up to 75% of pay; discontinued at the end of 2012.

•

Provides a higher level of replacement income upon disability than is provided under our disability coverage available to all U.S. salaried employees, thereby contributing to our talent attraction and retention objective and our objective of motivating our executives to focus on business issues.

Separation benefits under employment agreements, change in control agreements and/or our Executive Severance Policy	• Contingent component, with payouts only if employment is terminated under specified circumstances.

•

Facilitates attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common.

•

Ensures executives focus on exploring opportunities that will result in maximum value for our shareholders, including actions that might result in a loss of employment with, or a change in position or standing within, Libbey.

How does Libbey determine the forms and amounts of executive pay?

Compensation Committee Independence.  After taking into account all factors specifically relevant to a determination as to whether any of the members of our Compensation Committee has a relationship to us that is material to his or her ability to be independent from management in connection with his or her duties as a Compensation Committee member, including, but not limited to, the source of compensation of the member and whether the member is affiliated with us or one of our subsidiaries or affiliates, our Board has determined that all of the members of our Compensation Committee are independent within the meaning established by the NYSE MKT Company Guide.

Role of Compensation Consultants.  The Compensation Committee engaged Compensation Advisory Partners LLC, which we refer to as CAP, as its independent executive compensation consultant until October 2012. In October 2012, the Committee replaced CAP with Exequity in order to develop another perspective on our executive pay program and ensure it is geared to achieving our Libbey 2015 strategy. Exequity’s retention was not due to a disagreement with CAP over its advice or services. All amounts that we incurred in 2012 for services provided by CAP and Exequity were attributable to services provided by them to the Compensation Committee in connection with its executive pay decisions.

In compliance with pending disclosure requirements set forth in the NYSE MKT Company Guide regarding the independence of compensation consultants, Exequity provided the Compensation Committee with a letter addressing each of the six independence factors. Their responses affirm the independence of Exequity and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters.

Development and Implementation of the Executive Pay Program.  The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive pay program. The Compensation Committee consults with its independent executive compensation consultant when determined to be appropriate by the Compensation Committee. A representative of CAP attended the February 2012 meeting at which the Compensation Committee made decisions regarding our executive pay program for 2012 and also advised the Committee in connection with other pay decisions made during the first nine months of 2012. A representative of Exequity attended the October and December 2012 meetings of the Committee as well as the February 2013 meeting at which the Compensation Committee made decisions regarding incentive pay for 2012. Our CEO, our Vice President, Human Resources and our Vice President, General Counsel and Secretary attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their pay determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee's consultant in order to provide the consultant with information or understand the views of, or request input from, the consultant as to pay proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management being present, to discuss and make its final pay decisions.

Our non-CEO executives play no direct role in determining their own pay, except to the extent they provide the CEO with an assessment of their own performance against their individual performance objectives and to the extent that the Vice President, Human Resources and the Vice President, General Counsel and Secretary provide information to the Compensation Committee with respect to pay programs affecting all members of the senior leadership team.

With respect to our SMIP and our long-term incentive plans, the Compensation Committee sets the performance goals based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics under the SMIP. In setting our corporate performance objectives and measures, the Committee seeks input from its independent consultant. The Committee also seeks input from our Board in setting our CEO's individual performance objectives and metrics.

In determining awards to be made for current and future performance periods, the Compensation Committee considers internal pay equity within the senior leadership team, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years, since those awards represent pay for services rendered during prior-year periods.

In connection with the preparation of our proxy statement each year, the Committee reviews “tally sheets” that summarize, for each of our executive officers, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer's employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these “tally sheets,” which provide substantially the same information as is provided in the tables included in this proxy statement, primarily for purposes of ensuring that our executives' estimated pay is consistent with the Committee's intent in adopting the program and for reviewing internal pay equity within the senior leadership team.

Process for Setting 2012 Executive Pay.  Generally the structure of our 2012 executive pay program remained the same as our 2011 executive pay program in that the components of pay, and the weight accorded each component, remained the same.

With respect to base salary increases that were implemented in April 2012, the decisions were made by the Compensation Committee at its February 2012 meeting after receiving input from Ms. Streeter and CAP. Ms. Streeter and a representative of CAP also provided input into the decisions made by the Compensation Committee in July and August 2012, including the decisions relating to Ms. Buck’s pay package, Mr. Ibele’s base salary increase and Mr. Reynolds’s special award of RSUs.

After the Committee engaged Exequity in October 2012, Exequity worked with the Committee and senior management to develop the peer group referred to under “Did Libbey use a peer group in setting 2012 executive pay?” below.

In February 2013, the Compensation Committee, with input from Ms. Streeter and Exequity, or, in the case of Ms. Streeter’s pay, Exequity and the other independent directors, reviewed our 2012 performance and made the awards under our 2012 SMIP described above under “Executive Summary — 2012 Executive Compensation Highlights.”

Our Equity Grant Practices.  Grants of equity awards have been made under the following circumstances:

•	In February of each year, the Compensation Committee typically makes awards of RSUs and NQSOs to our senior leadership team under our long-term incentive compensation program. In February 2012, the Compensation Committee authorized these awards at its meeting, before we announced financial results for the recently concluded fiscal year. The number of RSUs awarded was a function of the average closing price of our common stock over a period of 60 consecutive trading days ending on the grant date, and the number of NQSOs granted was a function of the Black-Scholes value of the NQSOs on the grant date. In each case, the grant date was the first business day after we released our fiscal 2011 financial results.
•	In 2012, the Compensation Committee delegated authority to the Chairman of the Board to make limited grants of NQSOs, restricted stock and RSUs to senior managers and other employees who are not executive officers. The Chairman's authority to make these grants was subject to the following limitations and conditions:
•	The total number of shares that may be granted as NQSOs, restricted stock or RSUs, as the case may be, was limited;
•	The exercise price of any NQSOs that the Chairman was permitted to award could not be less than the closing price of our common stock on the date of grant;
•	Grants of NQSOs were not permitted to be made during “quiet periods”; and
•	The Chairman was required to report periodically to the Compensation Committee with respect to the awards made pursuant to this delegation of authority.

Potential Impact of Misconduct on Compensation.  Our SMIP and long-term incentive plans are authorized under our Omnibus Plan. The Omnibus Plan contains a “clawback” provision that obligates an individual receiving an award to reimburse us under certain circumstances. Specifically, reimbursement is required if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and
•	the individual knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

The amount to be reimbursed is the amount of any payment in settlement of an award made under the Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Share Ownership Guidelines.  We obligate our non-management directors and our executive officers to achieve ownership of meaningful amounts of equity in Libbey. For further information regarding our stock ownership guidelines for non-management directors and executive officers, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

Did Libbey use a peer group in setting 2012 executive pay?

We did not use a peer group as a reference point in setting executive pay between 2008 and 2012 because no other U.S. glass tableware manufacturer had multi-national operations and stock trading on a public stock exchange during that period.

However, after the Compensation Committee engaged Exequity as its advisor in October 2012, the Committee engaged Exequity to work with management to develop a peer group to use as a reference point in setting 2013 executive pay. In developing the peer group, Exequity utilized a database assembled by Equilar in connection with its survey regarding the 25 most highly compensated executive positions at participating companies. Initially, we reviewed for inclusion in the peer group public companies having revenues in the range of .5 to 2.0 times our 2011 revenues and having businesses that are engaged in manufacturing or that otherwise are asset-intensive. Because we are a multi-national manufacturer with asset-intensive operations, we eliminated from the peer group companies that do not have operations outside the U.S., companies that do not have manufacturing operations (i.e., that source substantially all of the products that they sell) and companies that merely have light assembly-type operations. As a result, we identified, and the Compensation Committee approved for use in 2013, the following group of 18 companies:

Barnes Group	H.B. Fuller	Polypore International, Inc.
Callaway Golf	Graco	Tecumseh Products
Coherent	Infinera	Tempur Pedic International
ESCO Technologies	Integra LifeSciences Holdings	TriMas
Entegris	Neenah Paper	West Pharmaceutical Services
Furniture Brands International Inc.	Nordson	Zep

What pay did Libbey's executives receive for 2012?

Base Salaries.  In February 2012, the Compensation Committee increased annualized salaries for the named executives, as shown below, effective April 1, 2012:

Named Executive	Annualized Salary Before Increase ($)	Annualized Salary After Increase ($)
S. Buck	N/A	N/A
D. Ibele	319,410	340,012
S. Kovach	298,242	298,242
T. Paige	288,846	294,623
R. Reynolds	480,384	494,796
R. Rubio	459,714	471,207
S. Sellick	N/A	N/A
S. Streeter	700,002	725,004

In connection with our hiring of Ms. Buck as Vice President, Chief Financial Officer, effective August 1, 2012, the Compensation Committee approved an initial annual base salary of $350,000.

We also implemented a regional realignment as of August 1, 2012 to enable us to better serve our customers and execute our Libbey 2015 strategy. In connection with that realignment, which is further described below, Mr. Ibele became responsible for all operations and commercial activities in our U.S. and Canada sales region, including the operation of our glass manufacturing plants and distribution centers in the U.S. In order to reflect Mr. Ibele’s broadened responsibilities, the Compensation Committee approved an additional 4.1% base salary increase for Mr. Ibele, taking his annual base salary to $354,000 as of August 1, 2012.

Annual Incentive Compensation.  Our 2012 SMIP provided each of our named executives with a target annual incentive opportunity equal to a percentage of his or her actual base salary in accordance with the following table:

Named Executive	Target SMIP Opportunity as a Percentage of Actual Base Salary (%)
S. Buck	60
D. Ibele	60
S. Kovach	45
T. Paige	45
R. Reynolds	75
R. Rubio	60
S. Sellick	60
S. Streeter	90

The SMIP consisted of two components: a financial performance component and an individual performance component. Prior to August 2012, all of our named executives had global responsibilities and, as a result, payouts under the financial performance component were based on two performance measures that were to be calculated based on company-wide financial performance: (1) the ratio of actual adjusted EBITDA to budgeted EBITDA; and (2) the ratio of adjusted free cash flow to adjusted budgeted free cash flow. We selected adjusted EBITDA and adjusted free cash flow as our company-wide financial performance measures for 2012 because we wanted to achieve a balance between our continuing need to generate cash to fund our operations and reduce our debt and our need to generate EBITDA to increase our value to shareholders and potential shareholders and ensure that, when we refinance our debt, we are able to do so on as favorable terms as possible.

As noted above, in August 2012, we implemented a regional realignment to enable us to better serve our customers and execute our Libbey 2015 strategy. The realignment included the appointment of general managers for three geographic regions:

•	China and Asia Pacific;
•	Europe, Middle East and Africa; and
•	The Americas, including the Mexico and Latin America region and the U.S. and Canada region.[3]

In order to reflect the general managers’ increased focus on their respective regions, the financial component of their respective annual incentive opportunities were modified so that, beginning August 1, 2012, the performance measures under the financial component would be allocated 50% to company-wide performance and 50% to regional performance to ensure line of sight. At that time, we did not track adjusted free cash flow on a regional basis, but we did track cash earnings (defined as adjusted EBITDA plus or minus changes in working capital4) on a regional basis. As a result, for the period August 1, 2012 through December 31, 2012, we substituted the ratio of actual, regional cash earnings to regional budgeted cash earnings for purposes of the financial performance component of the general managers’ respective annual incentive opportunities.

As a result, the named executives’ 2012 annual incentive opportunities comprised the following:

All Named Executives Other than Mr. Ibele		Mr. Ibele
Weight	Financial Performance Measure	Weight	Financial Performance Measure
40%	Ratio of actual, company-wide adjusted EBITDA to budgeted EBITDA	31.3%	Ratio of actual, company-wide adjusted EBITDA to budgeted EBITDA
30%	Ratio of actual, company-wide adjusted free cash flow to budgeted free cash flow	8.7%	Ratio of actual, regional adjusted EBITDA to budgeted EBITDA

[3]	Ms. Streeter is interim general manager of the Americas region; Mr. Ibele and the general manager of the Mexico and Latin America region report to Ms. Streeter in that capacity.
[4]	We define working capital as inventories and accounts receivable less accounts payable.

All Named Executives Other than Mr. Ibele		Mr. Ibele
Weight	Financial Performance Measure	Weight	Financial Performance Measure
30%	Individual objectives	23.5%	Ratio of actual, company-wide adjusted free cash flow to budgeted free cash flow
		6.5%	Ratio of actual, regional cash earnings to budgeted cash earnings
		30.0%	Individual objectives

On February 10, 2013, the Committee met and reviewed our performance and the performance of our senior leadership team during 2012. The Committee reviewed both company-wide and regional adjusted EBITDA for 2012 and regional cash earnings for 2012, and compared them to our company-wide budgeted EBITDA (adjusted for special items) and our budgeted regional cash earnings, respectively, for the year. The Committee also considered the impact on free cash flow and EBITDA (and, as a result, cash earnings) of a number of items that we do not believe are indicative of our core operating performance. After receipt of input from Exequity and discussion, the Committee opted to adjust free cash flow and adjusted EBITDA (and, as a result, cash earnings) as follows:

Adjustments to Company-wide Free Cash Flow

Add $65.2 million, representing cash pension contributions in excess of those budgeted, in order to reflect unanticipated full funding, pursuant to the Pension Protection Act, of our target U.S. pension obligations	Subtract $3.6 million, representing the cash proceeds of the settlement of the interest rate swap
Add $8.8 million, representing additional cash interest paid resulting from refinancing

Adjustments to Company-wide and U.S. and Canada Regional EBITDA (and Cash Earnings)

Add $31.1 million (all of which is attributable to company-wide performance), representing expense incurred in connection with the refinancing

Add $4.3 million (of which less than one-half is attributable to the U.S. and Canada region), representing pension settlement and curtailment charges

Add $5.2 million (of which less than one-third is attributable to the U.S. and Canada region), representing severance in connection with reductions in force

Although the 2012 SMIP initially contemplated that the Committee would apply the guidelines described in footnote 2 to the Grants of Plan-Based Awards Table and, using discretion, determine the payout amounts for each of the performance measures, management recommended to the Committee, and the Committee concurred, that the scales contemplated under the annual management incentive plan, which applied to managers below the officer level, also should be applied to participants in the 2012 SMIP. The Committee elected to apply those scales5 because they permitted linear interpolation between threshold, target and maximum payout levels, providing a more objective basis on which to determine payouts and ensuring that payouts under the 2012 SMIP were consistent with payouts to managers covered by the management incentive plan.

5 The scales actually applied by the Committee, with respect to each performance measure, were as follows:

Percent of Budgeted EBITDA, Adjusted Free Cash Flow or Cash Earnings Achieved	Payout Percentage (%)
80	50
100	100
120	200

Payout percentages between these three points are linear.

Applying the relevant scales to the corporate and regional financial performance measures, the Committee determined that the achieved performance should drive payouts as follows:

Company-wide Financial Performance

Performance Metric	Actual	Budget	Percentage of Actual to Budget	Weighting	Payout Percentage
Free Cash Flow	$46.8 million	$9.5 million	491%	30%	200%
Adjusted EBITDA	$132.4 million	$120.4 million	110%	40%	158%

Weighted Average Company-wide Performance as % of Budget	=	274%	➢	Combined Payout as % of Target	=	176%

U.S. and Canada Region Financial Performance

Performance Metric	Actual	Budget	Percentage of Actual to Budget	Weighting	Payout Percentage
Cash Earnings	$107.2 million	87.7 million	121%	30%	200%
Adjusted EBITDA	$105.7 million	87.0 million	122%	40%	200%

Weighted Average Regional Performance as % of Budget	=	122%	➢	Combined Payout as % of Target	=	200%

With respect to the individual performance component applicable to our named executives in 2012, the Compensation Committee approved individual objectives for each of them early in the year or, in the case of Ms. Buck, shortly after she joined Libbey. The individual objectives of Mr. Ibele were modified effective August 1, 2012 to reflect his broadened responsibilities as general manager of the U.S. and Canada region during the last five months of 2012. The individual objectives were closely tied to leadership of a variety of initiatives contemplated by our Libbey 2015 strategy.

The Committee received input from Ms. Streeter regarding the other named executives' performance with respect to their individual objectives and reviewed the performance evaluation completed by our non-management directors with respect to Ms. Streeter's performance in 2012, including her performance relative to her individual objectives.

Funding of the individual performance component of the 2012 SMIP was dependent on the extent to which we achieved budgeted, company-wide EBITDA. Having achieved adjusted, company-wide EBITDA equal to 110% of budgeted, company-wide EBITDA, funding of the individual performance components of all of our incentive plans worldwide was established at 125% of the aggregate of the target awards payable with respect to the individual performance components of those plans, and payouts under the individual performance component of our 2012 SMIP (other than payouts to Messrs. Rubio and Sellick) were adjusted accordingly.

After meeting in executive session with Exequity, the Committee determined that the respective named executives had achieved the scores and payouts shown in the table below:

Named Executive	Score (%)	Individual Performance Component Payout ($)
S. Buck	130%	34,125
D. Ibele	135%	82,788
S. Kovach	125%	50,328
T. Paige	125%	49,474
R. Reynolds	120%	132,622
R. Rubio(1)	100%	43,659
S. Sellick(1)	100%	8,960
S. Streeter	175%	339,611

(1)	Under their respective employment agreements, Messrs. Rubio and Sellick were entitled to a prorated target award under the individual performance component of the 2012 SMIP.

As a result, the named executives earned the following total annual incentive compensation for 2012:

Named Executive	Annual Incentive
S. Buck	$141,925
D. Ibele	342,060
S. Kovach	215,674
T. Paige	212,013
R. Reynolds	586,484
R. Rubio	222,950
S. Sellick	45,755
S. Streeter	1,136,565

The amount of the annual incentive actually earned by Ms. Buck exceeded the minimum amount that we committed to pay her when she was hired.

Discretionary bonus.  In May 2012, Ms. Streeter recommended to the Committee that the Company recognize the contributions of a limited number of members of the Company’s finance and legal departments in connection with Libbey’s extremely successful refinancing. After receiving the input of CAP, the Committee authorized the payment of discretionary bonuses to these individuals in amounts up to $25,000, including to Ms. Kovach in recognition of her leadership in completing the refinancing.

Long-Term Performance-Based Compensation.  In 2012, each named executive's long-term incentive opportunity included a cash-based performance component and an award of NQSOs and RSUs. The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive's base salary. The following table sets forth the target percentage for each of the named executives in 2012:

Named Executive	Target LTIP Opportunity as a Percentage of Base Salary (%)
S. Buck	110
D. Ibele	110
S. Kovach	80
T. Paige	80
R. Reynolds	140
R. Rubio	110
S. Sellick	80
S. Streeter	180

During 2012, the cash-based performance opportunity provided to our named executives for performance during 2012 consisted of the following components:

•	A performance component under our 2010 LTIP that provides for cash awards if and to the extent we achieve, over a three-year performance cycle beginning January 1, 2010 and ending December 31, 2012, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA budgeted for each of the three years during the performance cycle.
•	A performance component under our 2011 LTIP that provides for cash awards if and to the extent we achieve, over a three-year performance cycle beginning January 1, 2011 and ending December 31, 2013, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA budgeted for each of the three years during the performance cycle.
•	A performance component under our 2012 LTIP that provides for cash awards if and to the extent we achieve, over a three-year performance cycle beginning January 1, 2012 and ending December 31, 2014, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA budgeted for each of the three years during the performance cycle.

For purposes of determining the extent to which the cash award is earned, EBITDA is calculated and adjusted as described under the heading “ — Annual Incentive Compensation” above and may be further adjusted to take into account the impact of any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million. For the 2012 fiscal year included in the 2010 – 2012, 2011 – 2013 and 2012 – 2014 performance cycles, EBITDA will be adjusted by the items identified under the Adjustments to EBITDA (and Cash Earnings) table on page 31 above.

In February 2013, the Compensation Committee reviewed our performance for the three-year performance cycle ended December 31, 2012 and determined that we had achieved 103.5% of budgeted adjusted EBITDA for that period.6 Accordingly, the Compensation Committee authorized payments to the participants in the 2010 LTIP in an amount equal to 117.5% of their respective target awards. As a result, the named executives received payouts in the following amounts:

Named Executive	2010 LTIP Cash Payouts ($)
S. Buck	25,132
D. Ibele	108,924
S. Kovach	103,932
T. Paige	97,861
R. Reynolds	293,652
R. Rubio	161,654
S. Sellick	76,261
S. Streeter	296,100

Stock Options and RSUs.  In February 2012, the Compensation Committee awarded to participants in our 2012 LTIP (other than Ms. Buck) NQSOs and RSUs (each subject to four-year vesting) having an economic value at the time of award equal to 20% and 40%, respectively, of their target long-term incentive opportunities. In August 2012, when Ms. Buck joined Libbey, the Committee awarded to her NQSOs and RSUs subject to four-year vesting and having an economic value at the time of award equal to 20% and 40%, respectively, of her long-term incentive opportunity. In addition, the Committee awarded Ms. Buck 10,000 RSUs subject to four-year vesting and 15,750 NQSOs subject to cliff vesting on August 1, 2016. The additional RSU and NQSO awards were intended to replace compensation that Ms. Buck forfeited when she left Whirlpool Corporation to join us. Finally, on August 1, 2012, the Committee awarded Mr. Reynolds 36,000 RSUs with two-year vesting to reward him for postponing his retirement, assisting in Ms. Buck’s transition into her new role and establishing the Strategy Program Management Office.

What is the Compensation Committee's policy regarding deductibility of compensation?

Pursuant to Section 162(m) of the Internal Revenue Code, publicly-held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1.0 million, unless the compensation is “performance-based.” It is the Compensation Committee's policy that compensation paid to our named executives should, to the extent it exceeds $1.0 million in any year, qualify under Section 162(m) as “performance-based,” provided that compliance with Section 162(m) is consistent with our overall corporate tax planning strategies and our executive pay objectives, as set forth in “What are the objectives of Libbey's executive pay program?”

Potential Payments Upon Termination or Change in Control

We have employment agreements with each of our named executives other than Ms. Buck and Mr. Reynolds. Ms. Buck is a party to a change in control agreement that provides for payments under the circumstances described below in the event of termination of employment in connection with a change in control. In addition, under our Executive Severance Policy, Ms. Buck is entitled to certain separation benefits in the event of termination of employment in the absence of a change in control, and Mr.

[6]	The scale applied to determine this payout is as follows:

Performance Level	Percentage of cumulative, budgeted EBITDA (%)	Payout Percentage (%)
Below Threshold	Less than 80	0
Threshold	80	50
Target	100	100
Outstanding	120	200

Reynolds is entitled to certain separation benefits in the event of termination regardless of whether a change in control has occurred. Finally, the terms of award agreements pursuant to which awards of some RSUs and NQSOs were made provide for acceleration of unvested equity in the event of termination of employment in connection with a change in control.

The following tables summarize the trigger events under which payments may be made and/or other benefits provided under these agreements or plans, the material payments or benefits to be provided, the conditions to our obligations to make the payments and/or provide the benefits, and the reasons why we believe that the provision of these payments and/or benefits is appropriate under the circumstances described.

Employment Agreements (applicable to named executives other than Ms. Buck and Mr. Reynolds) —

Trigger	Benefits(1)	Conditions to Payment of Benefits	Rationale
Death or permanent disability of the executive officer

•

Accrued benefits(2)

•

A prorated target award under our SMIP

•

A prorated target award with respect to the cash component of any LTIP performance cycle during which death or permanent disability occurs

•

Acceleration of a pro rata portion of unvested equity (RSUs and NQSOs)

		• In the case of death, our receipt of reasonable evidence of the estate's authority • In the case of permanent disability, our receipt of a release of claims against Libbey	• To compensate for service to us • Aids in attraction and retention of executive officers • Consistent with competitive market practice
We terminate the executive officer's employment without cause(3) or the executive officer terminates his or her employment for good reason(4) and the termination is not in connection with a change in control

•

Accrued benefits(2)

•

For the year in which termination occurs, a prorated award under our SMIP, based on actual performance

•

Accelerated vesting of unvested equity awards that are scheduled to vest within one year of termination or, in the case of Ms. Streeter, on or before the next June 30 following the date of termination(5)

•

As to Ms. Streeter, payment of two times the sum of her annual base salary in effect on the date of termination and the greater of her target SMIP opportunity or the average of the SMIP awards actually paid to her over the two-year period preceding the date of termination(6)

•

Our receipt of a release of claims against Libbey

•

Confidentiality obligations

•

Obligation to assign intellectual property rights

•

Obligation to assist with litigation as to which the executive has knowledge

•

Obligation not to interfere with customer accounts for 12 months
(24 months in the case of Ms. Streeter)

•

Obligation not to compete for 12 months (24 months in the case of Ms. Streeter)

•

To compensate for service to us and bridge the gap between employment with us and the executive’s next job

•

Aids in attraction and retention of executive officers

•

To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests

•

Consistent with competitive
market practice

Trigger	Benefits(1)	Conditions to Payment of Benefits	Rationale

•

As to the other executive officers who have employment agreements, payment of the greater of the executive's annual base salary in effect on the date notice of termination is given plus the executive's target SMIP opportunity for the year in which the notice of termination is given or the amount of severance to which the executive would be entitled under our Executive Severance Policy if the executive did not have an employment agreement(6)

•

As to Ms. Streeter, executive level outplacement services by a provider selected by Ms. Streeter, with the cost to Libbey not to exceed $75,000

•

Obligation not to divert business opportunities for
12 months (24 months in the case of
Ms. Streeter)

•

Obligation not to solicit our employees for 12 months (24 months in the case of Ms. Streeter)

•

Obligation not to disparage us for 12 months (24 months in the case of Ms. Streeter)

•

As to the executive officers who have employment agreements, executive level outplacement services by a provider approved by Libbey

•

Continuation of medical, prescription drug, dental and life insurance benefits for a period of 12 months (18 months as to Ms. Streeter) or until the executive obtains medical or life insurance coverage through a future employer, with the executive continuing to pay the employee's portion of the cost of such insurance

•

As to performance-based compensation under our LTIP, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the date of termination(7)

Trigger	Benefits(1)	Conditions to Payment of Benefits	Rationale
We terminate the executive officer's employment without cause(3) or the executive terminates his or her employment for good reason(4) in connection with a change in control(8)

•

Accrued benefits(2)

•

For the year in which termination occurs, a prorated award under our SMIP, based on actual performance

•

Accelerated vesting of all unvested equity awards(5)

•

As to Ms. Streeter, payment of two and one-half times the sum of her annual base salary in effect on the date of termination and the greater of her target SMIP opportunity or the average of the SMIP awards actually paid to her over the two-year period preceding the date of termination(9)

Same as for termination by the Company without cause or by the executive for good reason not in connection with a change in control, as described above

•

In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of the executive, promotes focus on performance that increases shareholder value rather than pursuing career alternatives

•

To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests

•

Supports a
market-competitive pay package, thereby serving to attract and retain talent

•

As to the other executive officers who have employment agreements, payment of an amount equal to two times the sum of the executive's annual base salary in effect on the date notice of termination is given plus the executive's target SMIP opportunity for the year in which the notice of termination is given(9)

•

As to Ms. Streeter, executive level outplacement services by a provider selected by Ms. Streeter, with the cost to Libbey not to exceed $75,000

•

As to the executive officers who have employment agreements, executive level outplacement services by a provider approved by the Company, with the cost to Libbey not to exceed 15% of the executive's base salary at the time of termination

Trigger	Benefits(1)	Conditions to Payment of Benefits	Rationale

•

As to the executive officers (other than Ms. Streeter) who have employment agreements, financial planning services, with the cost to Libbey not to exceed $10,000

•

Continuation of medical, prescription drug, dental and life insurance benefits for a period of 18 months or until the executive obtains medical or life insurance coverage through a future employer, with the executive continuing to pay the employee's portion of the cost of such insurance

•

As to performance-based compensation under our long-term incentive plan, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the date of termination(7)

(1)	The benefits set forth in this column are payable upon the occurrence of the corresponding “triggers” identified in the “Triggers” column.
(2)	Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.
(3)	Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that results in a material adverse effect on us or commission of an act in material violation of our Code of Business Ethics and Conduct; or (d) willful, illegal conduct or gross misconduct that is materially and demonstrably injurious to us.
(4)	Good reason means (a) we materially diminish the executive's authority, duties or responsibilities, including, in the case of Ms. Streeter, we remove her from the CEO position and/or we cause her to cease reporting directly to the Board, and in the case of the Company's general counsel, we cause her to cease reporting directly to the CEO; (b) we reduce the executive's base salary and, in the case of all executives other than Ms. Streeter, we do not apply the reduction in the same or similar manner to specified other executive officers; (c) we reduce the executive's incentive compensation opportunity by a percentage greater than that applicable to the other executive officers; (d) we reduce or eliminate an executive benefit or an employee benefit and we do not apply the reduction to all other officers in the same or similar manner; (e) in the case of Ms. Streeter, she fails to be elected as a member of the Board; (f) we materially breach the agreement and fail to remedy the breach within 60 days (30 days in the case of Ms. Streeter) after our receipt from the executive of written notice of breach; and (g) in the case of all executive officers other than Ms. Streeter, we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of specified other executive officers.
(5)	To the extent Internal Revenue Code Section 409A imposes a six-month delay on issuance of the shares underlying RSUs with respect to which vesting is accelerated, the shares are delivered to the executive on the first day of the seventh month after the executive’s employment is terminated.

(6)	If we terminate the executive’s employment without cause or the executive terminates his or her employment for good reason and the termination is not in connection with a change in control, then, generally speaking, the cash payments will be made in the form of salary continuation in accordance with our normal payroll practices. To the extent Internal Revenue Code Section 409A imposes a six-month delay on payment, the first installment will be made on the first day of the seventh month after termination and will represent payment for the first six months of severance, and the remaining payments will begin on the first payroll date in the seventh month.
(7)	Amounts paid under the cash component of the LTIP will be paid between January 1 and March 15 of the year following the end of the relevant performance cycle.
(8)	Change in control generally means any of the following events:
•	A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the “beneficial owner,” directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;
•	The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;
•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or
•	During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

(9)	If we terminate the executive’s employment without cause or the executive terminates his or her employment for good reason in connection with a change in control, then, generally speaking, the cash payments will be made in a lump sum on the first day of the seventh month after termination.

Executive Severance Policy (applicable to Ms. Buck and Mr. Reynolds) —

Trigger	Benefits(1)	Conditions to Payment of Benefits	Rationale
We terminate the executive’s employment without cause(2)

•

Accrued benefits(3)

•

Annual and/or long-term incentive compensation, to the extent actually earned and not paid prior to termination, for any performance cycle that ended prior to termination

•

Continuation of base salary for 52 weeks in the case of Ms. Buck and 78 weeks in the case of Mr. Reynolds

•

Continuation of medical, dental, prescription drug and life insurance coverage for 52 weeks in the case of Ms. Buck and 78 weeks in the case of Mr. Reynolds, subject to payment by the executive of premiums at employee rates

•

Our receipt of a release of claims against Libbey

•

Confidentiality obligations

•

Obligation to assign intellectual property rights

•

Obligation to assist with litigation as to which the executive has knowledge

•

Obligation not to interfere with customer accounts for 12 months

•

Obligation not to compete for 12 months

•

Obligation not to divert business opportunities for 12 months

•

Obligation not to solicit our employees for 12 months

•

Obligation not to disparage us for 12 months

•

To compensate for service and bridge the gap between employment with us and the executive’s next job

•

To provide compensation in exchange for restrictive covenants that protect Libbey’s future interests

(1)	Salary continuation will be paid in accordance with our normal payroll practices. To the extent that Internal Revenue Code Section 409A imposes a six-month delay on payment, the first installment will be made on the first day of the seventh month after termination and will represent payment for the first six months of severance, and the remaining payments will begin on the first payroll date in the seventh month.
(2)	Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that causes harm to the Company; (d) failure to comply with a material policy of the Company or with our Code of Ethics; (e) breach of any material obligation under any written agreement between the executive and the Company; (f) willful, illegal conduct or gross misconduct that causes harm to the Company; or (g) conviction of a misdemeanor or felony that is directly related to the executive’s position with the Company or indicates that the executive is unsuitable for his or her position.
(3)	Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.

Change in Control Agreement (applicable to Ms. Buck) —

Trigger	Benefits(1)	Conditions to Payment of Benefits	Rationale
We terminate the executive’s employment without cause(2), in connection with a change in control(3)

•

Accrued benefits(4)

•

For the year in which termination occurs, a prorated award under our SMIP, based on actual performance

•

A lump sum payment equal to two times the sum of annual base salary in effect on the date notice of termination is given plus the target SMIP opportunity for the year in which notice of termination is given

•

Accelerated vesting of all unvested equity awards(5)

•

Financial planning services, with the cost to Libbey not to exceed $10,000

•

Executive level outplacement services by a provider approved by the Company, with the cost to Libbey not to exceed 15% of base salary at the time of termination

•

Continuation of medical, prescription drug, dental and life insurance benefits for a period of 18 months or until Ms. Buck obtains medical or life insurance coverage through a future employer, with Ms. Buck continuing to pay the employee's portion of the cost of such insurance

•

As to performance-based compensation under our long-term incentive plan, payment of the amount actually earned for each performance cycle in effect on the date of termination, prorated to the date of termination

•

Our receipt of a release of claims against Libbey

•

Confidentiality obligations

•

Obligation to assign intellectual property rights

•

Obligation to assist with litigation as to which the executive has knowledge

•

Obligation not to interfere with customer accounts for 12 months

•

Obligation not to compete for 12 months

•

Obligation not to divert business opportunities for 12 months

•

Obligation not to solicit our employees for 12 months

•

Obligation not to disparage us for 12 months

•

In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of the executive, promotes focus on performance that increases shareholder value rather than pursuing career alternatives

•

Supports a
market-competitive pay package, thereby serving to attract and retain talent

(1)	To the extent Internal Revenue Code Section 409A imposes a six-month delay on payment, the lump-sum payment will be made on the first day of the seventh month after termination.
(2)	Cause means (a) willful and continuous failure to substantially perform duties; (b) willful and continuous failure to substantially follow and comply with directives of the Board; (c) commission of an act of fraud or dishonesty that causes harm to the Company; (d) material failure to comply with our Code of Ethics or other Company policy; (e) material breach of a material obligation under a written agreement between the executive and the Company; and (f) willful, illegal conduct or gross misconduct that causes harm to the Company.
(3)	Change in control generally means any of the following events:
•	A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the “beneficial owner,” directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;
•	The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;
•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or
•	During any period of two consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the two-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

(4)	Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.
(5)	Shares underlying RSUs with respect to which vesting is accelerated are delivered to the executive on the first day of the seventh month after the executive’s employment is terminated.

Compensation Committee Interlocks and Insider Participation

Carlos V. Duno, Deborah G. Miller, Carol B. Moerdyk and John C. Orr served on our Compensation Committee during 2012. None of Mr. Duno, Ms. Miller, Ms. Moerdyk or Mr. Orr has been an officer or employee of Libbey or its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Libbey's management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has approved the inclusion of the Compensation Discussion and Analysis in this proxy statement and has approved the incorporation by reference of the Compensation Discussion and Analysis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Carol B. Moerdyk, Chair	Deborah G. Miller
Carlos V. Duno	John C. Orr[1]

[1]	Not a member of the Compensation Committee for 2013.

Summary Compensation Table

The following narrative and tables describe the “total compensation” earned during 2012 and 2011 by Ms. Streeter; during 2012, 2011 and 2010 by Messrs. Ibele, Reynolds, Rubio and Sellick; and during 2012 by Ms. Buck, Ms. Kovach and Mr. Paige.

The total compensation presented below does not reflect the actual pay received by, or the target pay of, the named executives in 2012, 2011 or 2010. The actual value realized by our named executives in 2012 from NQSOs and RSUs is presented in the Option Exercises and Stock Vested Table below. Target annual and long-term incentive awards for 2012 are presented in the Grants of Plan-Based Awards Table below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Sherry Buck	2012	145,833	87,500	285,398	205,748	79,557	0	17,405	821,441
Vice President, Chief
Financial Officer(7)

Daniel P. Ibele	2012	340,691	0	147,744	70,396	450,984	197,685	15,437	1,222,937
Vice President,	2011	317,558	0	154,343	68,636	153,380	104,482	16,542	814,941
General Manager,	2010	295,329	7,891	160,286	46,352	189,148	74,992	10,247	784,245
U.S. and Canada(8)

Susan A. Kovach	2012	298,242	25,000	100,328	47,806	319,606	82,986	13,737	887,705
Vice President,
General Counsel &
Secretary

Timothy T. Paige	2012	293,180	0	97,162	46,297	309,874	115,155	17,904	879,572
Vice President,
Human Resources

Richard I. Reynolds	2012	491,193	0	785,354	134,755	880,136	0	20,846	2,312,284
Executive Vice	2011	476,322	0	292,230	129,957	310,354	40,984	21,541	1,271,388
President, Strategy	2010	461,904	0	432,134	124,962	427,561	45,681	16,867	1,509,109
Program
Management(9)

Roberto B. Rubio	2012	242,548	0	212,640	101,319	384,604	0	768,143	1,709,254
Vice President,	2011	455,828	0	219,742	97,715	255,035	0	68,439	1,096,759
Global Manufacturing	2010	441,320	0	283,563	82,002	326,222	0	15,747	1,148,854
and Engineering(10)

Scott M. Sellick	2012	49,777	0	100,468	47,868	122,016	69,877	484,859	874,865
Vice President, Chief	2011	296,663	0	104,584	46,500	143,288	65,856	13,677	670,568
Accounting	2010	287,386	0	155,383	44,933	227,765	51,979	10,140	777,586
Officer(10)

Stephanie A. Streeter	2012	718,754	0	529,835	252,461	1,432,665	0	50,521	2,984,236
Chief Executive	2011	350,001	340,000	352,113	350,001	0	0	167,102	1,559,217
Officer

(1)	As to Ms. Buck for 2012, represents her minimum guaranteed award under our 2012 SMIP; the balance of Ms. Buck's award under our 2012 SMIP is included under the “Nonequity Incentive Plan Compensation” column. As to Ms. Kovach in 2012, represents a special award made in May 2012 in recognition of leadership relating to our 2012 refinancing. As to Ms. Streeter for 2011, represents the sum of (a) her minimum guaranteed incentive in the amount of $315,000 and (b) a discretionary award in the amount of $25,000.
(2)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to RSUs granted in 2012, 2011 and 2010, respectively. With respect to the awards made in 2010 and 2011, as well as the awards made in February 2012 and the award made to Ms. Buck in August 2012, these awards vest ratably over a four-year period from the date of grant. With respect to the award made to Mr. Reynolds in August 2012, 50% of the shares are scheduled to vest on each of January 2, 2014 and January 2, 2015, subject in each case to the satisfaction of certain retention requirements. Upon termination of employment, Messrs. Rubio and Sellick forfeited their awards to the extent of the portion scheduled to vest after the first anniversary of their respective dates of termination. For more information, see Footnote 12, “Employee Stock Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the

Securities and Exchange Commission on March 18, 2013. The actual values realized by the respective named executives depend on the number of RSUs that actually vest and the price of our common stock when shares of our common stock are issued in settlement of the RSUs.
(3)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs granted in 2012, 2011 and 2010, respectively. With respect to the awards made in 2010 and 2011, as well as the awards made in February 2012 and a “new hire” award of 15,750 NQSOs made to Ms. Buck in August 2012, these awards vest ratably over a four-year period from the date of grant. A special “new hire” award of 15,750 NQSOs made to Ms. Buck in August 2012 is scheduled to cliff-vest on August 1, 2016. Upon termination of employment, Messrs. Rubio and Sellick forfeited their awards to the extent of the portion scheduled to vest after the first anniversary of their respective dates of termination. For more information, see Footnote 12, “Employee Stock Benefit Plans,” to the consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013. The actual values received by the respective named executives depend on the number of NQSOs that actually vest, the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised.
(4)	Represents (a) amounts earned by the named executives in 2012, 2011 and 2010 under our SMIP and (b) for 2012, amounts earned by the named executives under the cash component of our 2010 LTIP. The awards under our SMIP were paid in February of 2013, 2012 and 2011, respectively, and the awards under the cash component of our 2010 LTIP were paid in February of 2013. As to Ms. Buck in 2012, represents the amount by which the annual incentive award actually earned under our 2012 SMIP exceeds the minimum annual incentive that we committed to pay her when we hired her.
(5)	Represents the actuarial increase in pension value under our Salary Plan and our SERP. We do not guarantee any particular rate of return on deferred compensation under our ESP or EDCP. The rate of return depends upon the performance of the fund in which the participant's ESP or EDCP account is deemed invested. Accordingly, the amounts included in this column do not include above-market earnings on nonqualified deferred compensation. Ms. Buck and Ms. Streeter, as well as Mr. Rubio, are not eligible to participate in our Salary Plan or our SERP.
(6)	Includes the following: (a) annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions to our EDCP; (c) the cost that we paid for tax return preparation and financial planning for the respective named executives, together with tax gross-ups on that cost for 2010 (since discountinued); (d) our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio area to the Detroit/ Wayne County Metropolitan airport, and, for Mr. Rubio for 2010 and a portion of 2011, the cost incurred for a driver to provide secure ground transportation to Mr. Rubio while traveling in the Monterrey, Mexico vicinity, which has an elevated risk of kidnap for ransom; (e) the annual premiums that we paid to provide executives with supplement long-term disability coverage; (f) for Messrs. Ibele and Rubio in 2010, Mr. Ibele in 2011 and Mr. Ibele and Ms. Buck in 2012, airline club memberships; (g) for Mr. Rubio in 2011 and Ms. Streeter in 2012, the cost of an executive physical examination; (h) for Ms. Streeter in 2011, reimbursement equal to 50% of the legal expenses she incurred in negotiating her employment agreement; and (i) for Mr. Rubio (in 2011), Ms. Streeter (in 2011 and 2012), and Ms. Buck (in 2012), relocation assistance, including, for Ms. Streeter, loss-on-sale protection in 2011, and tax gross-ups on relocation assistance other than Ms. Streeter's loss-on-sale-protection. For Messrs. Rubio and Sellick, the amounts under this heading for 2012 include our expense associated with the compensation payable to them under their respective employment agreements in connection with the termination of their employment. For Mr. Rubio, the amounts under this heading exclude the value of RSUs and NQSOs as to which vesting was accelerated, because the cumulative grant date fair values have been included under the columns “Stock Awards” and “Option Awards” in this table and in the Summary Compensation Tables included in our proxy statements filed in 2010 through 2012. For Mr. Sellick, the amounts under this heading exclude the value of RSUs and NQSOs as to which vesting was accelerated (other than for grants made in 2009), because the cumulative grant date fair values have been included under the columns “Stock Awards” and “Option Awards” in this table and in the Summary Compensation Tables included in our proxy statement filed in 2012.

The following table provides additional detail with respect to the perquisites that we provided to our named executives in 2012:

Named Executive	EDCP Matching Contributions ($)	Tax Return Preparation/ Financial Planning ($)	Relocation Assistance ($)	Relocation Assistance Tax Gross-up ($)	Ground Transport ($)(a)	Executive Long-Term Disability Coverage ($)	Annual Executive Physical Examination ($)	Airline Club Membership ($)	Total ($)
S. Buck	0	4,611	8,335	3,959	0	0	0	500	17,405
D. Ibele	0	2,989	0	0	469	2,879	0	350	6,687
S. Kovach	1,305	0	0	0	659	3,024	0	0	4,987
T. Paige	1,289	4,494	0	0	44	3,327	0	0	9,154
R. Reynolds	7,937	605	0	0	0	3,554	0	0	12,096
R. Rubio	0	4,928	0	0	0	2,514	0	0	7,442
S. Sellick	0	0	0	0	0	434	0	0	434
S. Streeter	0	30,759	3,981	1,016	652	4,337	3,526	0	44,271

(a)	Includes (i) for personal trips, the entire cost that we incurred for such transportation and (ii) for business trips, the amount in excess of the amount to which the respective named executives would have been entitled as reimbursement for mileage and parking under our travel policy applicable to all employees.
(7)	Ms. Buck joined us on August 1, 2012 as Vice President, Chief Financial Officer.
(8)	Mr. Ibele was named Vice President, General Manager, U.S. and Canada, on August 1, 2012. He previously served as Vice President, Global Sales and Marketing.
(9)	Mr. Reynolds was named Executive Vice President, Strategy Program Management, on August 1, 2012. From June 2010 through July 2012, he served as Executive Vice President, Chief Financial Officer, and prior to June 2010 he served as Executive Vice President, Chief Operating Officer.
(10)	Mr. Rubio's employment was terminated on July 6, 2012, when his position was eliminated. Mr. Sellick’s employment was terminated on February 29, 2012, when his position was eliminated.

Grants of Plan-Based Awards Table

During 2012, the Compensation Committee granted to our named executives RSUs and NQSOs under our Omnibus Plan and 2012 LTIP. The Compensation Committee also granted “sign-on” awards of RSUs and NQSOs to Ms. Buck during 2012 and made a special retention award of RSUs to Mr. Reynolds during 2012. Recipients of RSUs are not entitled to dividends or voting rights with respect to the common shares underlying the RSUs unless and until they are earned or vested. We do not engage in repricing of NQSOs, nor have we repurchased underwater NQSOs. On February 11, 2013, the Compensation Committee approved the payment of cash awards under our 2012 SMIP.

Information with respect to each of these awards, including information with respect to the performance measures applicable to the cash awards under our SMIP and 2012 LTIP, and vesting schedules with respect to RSUs and NQSOs, is set forth, on a grant-by-grant basis, in the table and footnotes that follow.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Named Executive	Plan Name	Award Date(1)	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
S. Buck	2012 SMIP	7/6/2012		87,500	87,500	175,000
	2012 LTIP (cash component)	7/6/2012		62,028	124,056	248,112
	2012 LTIP (RSUs)	7/6/2012	8/1/2012				10,444			145,798
	2012 LTIP (NQSOs)	7/6/2012	8/1/2012					7,639	13.96	47,073
	2011 LTIP (cash component)	7/6/2012		36,361	72,722	145,444
	2010 LTIP (cash component)	7/6/2012		10,695	21,389	42,778
	Omnibus Plan (sign-on RSUs)	7/6/2012	8/1/2012				10,000			139,600
	Omnibus Plan (sign-on NQSOs)	7/6/2012	8/1/2012					25,750	13.96	158,675
D. Ibele	2012 SMIP	2/6/2012		102,208	204,415	408,830
	2012 LTIP (cash component)	2/6/2012		70,270	140,540	281,080
	2012 LTIP (RSUs)	2/6/2012	2/17/2012				10,591			147,744
	2012 LTIP (NQSOs)	2/6/2012	2/17/2012					6,809	13.95	70,405
S. Kovach	2012 SMIP	2/6/2012		67,105	134,209	268,418
	2012 LTIP (cash component)	2/6/2012		47,719	95,437	190,874
	2012 LTIP (RSUs)	2/6/2012	2/17/2012				7,192			97,162
	2012 LTIP (NQSOs)	2/6/2012	2/17/2012					4,624	13.95	46,303
T. Paige	2012 SMIP	2/6/2012		65,966	131,931	263,862
	2012 LTIP (cash component)	2/6/2012		46,216	92,431	184,862
	2012 LTIP (RSUs)	2/6/2012	2/17/2012				6,965			100,328
	2012 LTIP (NQSOs)	2/6/2012	2/17/2012					4,478	13.95	47,812
R. Reynolds	2012 SMIP	2/6/2012		184,198	368,395	736,790
	2012 LTIP (cash component)	2/6/2012		134,508	269,015	538,030
	2012 LTIP (RSUs)	2/6/2012	2/17/2012				20,272			282,794
	2012 LTIP (NQSOs)	2/6/2012	2/17/2012					13,034	13.95	134,772
	Omnibus Plan (RSU retention award)	7/6/2012	8/1/2012				36,000			502,560
R. Rubio	2012 SMIP	2/6/2012		72,765	145,529	291,058
	2012 LTIP (cash component)	2/6/2012		17,396	34,791	69,582
	2012 LTIP (RSUs)	2/6/2012	2/17/2012				15,243			212,640
	2012 LTIP (NQSOs)	2/6/2012	2/17/2012					9,800	13.95	101,332
S. Sellick	2012 SMIP	2/6/2012		14,933	29,866	59,732
	2012 LTIP (cash component)	2/6/2012		2,655	5,310	10,620
	2012 LTIP (RSUs)	2/6/2012	2/17/2012				7,202			100,468
	2012 LTIP (NQSOs)	2/6/2012	2/17/2012					4,630	13.95	47,874
S. Streeter	2012 SMIP	2/6/2012		323,440	646,879	1,293,758
	2012 LTIP (cash component)	2/6/2012		252,001	504,001	1,008,002
	2012 LTIP (RSUs)	2/6/2012	2/17/2012				37,981			529,835
	2012 LTIP (NQSOs)	2/6/2012	2/17/2012					24,419	13.95	252,492

(1)	For Non-Equity Incentive Plan Awards, the Award Date and the Grant Date for awards made under the 2012 SMIP to all named executives other than Ms. Buck are the date on which the Compensation Committee approved the 2012 SMIP. The Award Date and the Grant Date for awards made under the cash component of the 2012 LTIP to all named executives other than Ms. Buck are the date on which the Compensation Committee approved the 2012 LTIP. For All Other Stock Awards and All Other Option Awards to named executives other than Ms. Buck, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs or RSUs, as the case may be, awarded. For Ms. Buck, the Award Date for awards made under the cash component of the 2010 LTIP, the 2011 LTIP and the 2012 LTIP, and for All Other Stock Awards and All Other Option Awards, is the date on which the Compensation Committee approved the award, and the Grant Date is the date on which Ms. Buck's employment with the Company began. The number of NQSOs and RSUs awarded to the named executives in February 2012 under our 2012 LTIP was determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the Black-Scholes value of the options as of February 17, 2012, or (b) in the case of RSUs, the average closing price of Libbey common stock over the 60 consecutive trading-day period ending February 17, 2012. The number of NQSOs and RSUs awarded to Ms. Buck under our 2012 LTIP was determined by dividing the target dollar value of the applicable component (which was prorated to reflect Ms. Buck's first day of employment) by (a) in the case of NQSOs, the Black-Scholes value of the options as of August 1, 2012 or (b) in the case of RSUs, the average closing price of Libbey common stock over the 60 consecutive tradingday period ending August 1, 2012. The number of NQSOs and RSUs awarded to Ms. Buck as sign-on awards under our Omnibus Plan was determined by approximating the value of the compensation that Ms. Buck forfeited when she resigned from Whirlpool Corporation to join us. The number of RSUs awarded to Mr. Reynolds as a special retention award in August 2012 was determined by awarding a sufficient number of RSUs to deliver approximately $500,000 in value. We inform grant recipients of their awards after we determine the number of RSUs and/ or NQSOs to be granted. For awards made in February 2012, we determined the number of RSUs and NQSOs to be granted on the first business day after we announced our results of operations for the 2011 fiscal year.
(2)	Represents the range of possible cash awards under (a) our SMIP for performance during 2012 and (b) the cash component of our 2012 LTIP. As to Ms. Buck, the minimum represents the guaranteed minimum amount payable to her under the 2012 SMIP.
(a)	Under our SMIP, each named executive is eligible for an annual incentive award in an amount up to 200% of the executive officer's target award, which in turn is a percentage of the executive's anticipated full-year base salary, as set forth in the following table:

Named Executive	Target Award as a Percentage of Anticipated Full-Year Base Salary (%)
S. Buck	60
D. Ibele	60
S. Kovach	45
T. Paige	45
R. Reynolds	75
R. Rubio	60
S. Sellick	60
S. Streeter	90

In establishing the 2012 SMIP, the Compensation Committee took into account the continuing uncertainty in global economies, including in North America and Europe. The Committee desired to retain flexibility and chose not to employ a rigid payout scale under the financial performance component of the 2012 SMIP, which represents 70% of the respective named executives' target awards and is dependent on company-wide financial performance measures. Instead, the Committee established guidelines for payouts but reserved the discretion to adjust the payouts following an evaluation of the effectiveness of the strategic business decisions made and executed during the year. The amount disclosed under the “Threshold” column is at the lower end of the guidelines (50% of target) with respect to the financial performance component, except with respect to Ms. Buck, who was entitled to a minimum guaranteed payout equal to $87,500. The amount disclosed under the “Target” column is the midpoint in the guidelines, and the amount disclosed under the “Maximum” column is at the higher end of the guidelines (200% of target). As noted under “Compensation Discussion and Analysis — Executive Summary — 2012 Executive Compensation Highlights” and “Compensation Discussion and Analysis — What pay

did Libbey's executives receive for 2012?,” the performance metrics under the financial performance component included the ratio of adjusted EBITDA to budgeted EBITDA and the ratio of adjusted actual free cash flow to adjusted budgeted free cash flow.

The guidelines with respect to the adjusted EBITDA performance metric (comprising 40% of each named executive's annual incentive opportunity) were:

Approximate Percent of Budgeted EBITDA (%)	Approximate Adjusted EBITDA ($)	Guideline Payout as a Percentage of Target (%)
75 – 89	90.3 - 107.1 million	50
90 – 110	108.3 - 132.4 million	100
Above 110	Above 132.4 million	Above Target (up to 200%)

The guidelines with respect to the free cash flow performance metric (comprising 30% of each named executive's annual incentive opportunity) were:

Approximate Percent of Adjusted BudgetedFree Cash Flow (%)	Approximate Adjusted Free Cash Flow ($)	Guideline Payout as a Percent of Target (%)
75 – 89	7.2 - 8.5 million	50
90 – 110	8.6 - 10.5 million	100
Above 110	Above 10.5 million	Above Target (up to 200%)

With respect to the individual performance component of our 2012 SMIP, which represented 30% of the target awards under the plan, payouts were subject to our achievement of adjusted EBITDA of at least $90.3 million and cash earnings (defined as adjusted EBITDA plus or minus changes in working capital, as defined on page 31) of at least $85.9 million. Having achieved these threshold levels of corporate performance, management recommended to the Compensation Committee, and the Committee and its consultant concurred, that funding of the individual performance component of the 2012 SMIP, together with funding of the individual performance component under all other annual incentive plans for other employees throughout the world, would be subject to achievement, on a company-wide basis, of adjusted EBITDA in accordance with the following scale:

•	If adjusted EBITDA is equal to at least 75% of budgeted EBITDA, then the individual component under all annual incentive plans would be funded up to 75% of the aggregate of targeted payouts for all individuals covered by the annual incentive plans.
•	If adjusted EBITDA is equal to at least 100% of budgeted EBITDA, then the individual component under all annual incentive plans would be funded up to 100% of the aggregate of targeted payouts for all individuals covered by the annual incentive plans.
•	If adjusted EBITDA is equal to at least 120% of budgeted EBITDA, then the individual component under all annual incentive plans would be funded up to 150% of the aggregate of targeted payouts for all individuals covered by the annual incentive plans.
•	If adjusted EBITDA is equal to at least 150% of budgeted EBITDA, then the individual component under all annual incentive plans would be funded up to 200% of the aggregate of targeted payouts for all individuals covered by the annual incentive plans.

Funding between these data points is linear.

Applying this scale, management recommended, and the Committee and its consultant concurred, that funding for the individual components of all of our annual incentive plans for 2012, including our SMIP, be fixed at a maximum of 125% of the aggregate target payouts for the individual components under those plans.

(b)	Under the cash component of our 2012 LTIP, each named executive is eligible for a cash award in an amount up to 200% of the named executive's target award. The target award is prorated to reflect (1) in the case of Mr. Sellick, his departure from the Company on February 29, 2012; (2) in the case of Mr. Rubio, his departure from the Company on July 6, 2012; and (3) in the case of Ms. Buck, her first day of work on August 1, 2012. In addition, Ms. Buck is eligible for prorated awards under the cash components of our 2010 LTIP and 2011 LTIP. Each named executive's target award under the cash component is 40% of the named executive's target award under all of the components of the relevant LTIP. Each named executive's target award under all components of the 2012 LTIP is set forth in the following table:

Named Executive	2012 Target Long Term Award as a Percentage of Annualized 1/1/12 (8/1/12 as to Ms. Buck) Base Salary (%)	2012 LTIP Cash Component Target as Percentage of Annualized 1/1/12 (8/1/12 as to Ms. Buck) Base Salary (%)
S. Buck	110	44
D. Ibele	110	44
S. Kovach	80	32
T. Paige	80	32
R. Reynolds	140	56
R. Rubio	110	44
S. Sellick	80	32
S. Streeter	180	72

The performance measure used to determine the extent to which a payout is earned under the cash component of the 2012 LTIP is the ratio of our cumulative EBITDA over the period January 1, 2012 through December 31, 2014, to the sum of budgeted EBITDA for each year during that three-year performance cycle, in each case as calculated and adjusted as described under “Compensation Discussion and Analysis — What pay did Libbey's executives receive for 2012? — Long-Term Performance-Based Compensation” above. The scale to be used to determine the amount of any payout is:

Payout Level	Percentage of Budgeted EBITDA (%)	Payout as Percentage of Target (%)
Threshold	80	50
Target	100	100
Maximum	120	200
(3)	Represents grants of RSUs made pursuant to our 2012 LTIP and, in the case of Ms. Buck, a sign-on award under our Omnibus Plan. For named executives other than Ms. Buck, the grant vests 25% per year beginning on February 17, 2013. For Ms. Buck, the grants vest 25% per year beginning on August 1, 2013. Upon termination of employment, Messrs. Rubio and Sellick forfeited their awards to the extent of the portion scheduled to vest after the first anniversary of their respective dates of termination.
(4)	Represents grants of NQSOs made pursuant to our 2012 LTIP and, in the case of Ms. Buck, sign-on awards under our Omnibus Plan. For named executives other than Ms. Buck, the grant vests 25% per year beginning on February 17, 2013. For Ms. Buck, the grant of NQSOs made pursuant to our 2012 LTIP vests 25% per year beginning August 1, 2013; of the sign-on grants of NQSOs under the Omnibus Plan, 10,000 NQSOs vest 25% per year beginning on August 1, 2013, and the remaining NQSOs cliff-vest on August 1, 2016. Upon termination of employment, Messrs. Rubio and Sellick forfeited their awards to the extent of the portion scheduled to vest after the first anniversary of their respective dates of termination.
(5)	Represents the respective grant date fair values, determined in accordance with FASB ASC Topic 718, of the RSUs and NQSOs.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our named executives had the following types of equity awards outstanding at the end of the 2012 fiscal year:

•	NQSOs granted under our Omnibus Plan and predecessor plans; and
•	RSUs granted under our Omnibus Plan.

The following table shows, for each of the named executives (other than Mr. Rubio, who had no outstanding equity awards at the end of 2012), (a) the number, exercise price and expiration date of NQSOs that, as of December 31, 2012, were vested but not yet exercised and of NQSOs that, as of December 31, 2012, were not vested; and (b) the number and market value of RSUs that were not vested as of December 31, 2012:

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
S. Buck	7/6/2012	8/1/2012	0	33,389	13.96	8/1/2022	20,444	395,591
D. Ibele	12/15/2003		9,500	0	28.53	12/16/2013
	12/10/2004		11,000	0	20.39	12/11/2014
	12/8/2005		11,000	0	11.79	12/8/2015
	2/5/2007	2/16/2007	5,597	0	12.80	2/17/2017
			5,294	0	12.80	2/17/2017
	2/4/2008	2/15/2008	4,988	0	15.35	2/15/2018
	2/9/2009	2/12/2009	8,521	2,840	1.07	2/12/2019	2,766	53,522
	2/8/2010	2/11/2010	3,054	3,053	10.13	2/11/2020
	2/8/2010	5/6/2010					5,787	111,978
	2/7/2011	2/10/2011	1,340	4,018	17.00	2/10/2021	6,809	131,754
	2/6/2012	2/17/2012	0	6,809	13.95	2/17/2022	10,591	204,936
S. Kovach	12/15/2003		12,500	0	28.53	12/16/2013
	12/10/2004		9,500	0	20.39	12/11/2014
	2/4/2008	2/15/2008	3,621	0	15.35	2/15/2018
	2/9/2009	2/12/2009	2,710	2,710	1.07	2/12/2019	2,638	51,045
	2/8/2010	2/11/2010	1,457	2,913	10.13	2/11/2020
	2/8/2010	5/6/2010					5,521	106,831
	2/7/2011	2/10/2011	907	2,718	17.00	2/10/2021	4,607	89,145
	2/6/2012	2/17/2012	0	4,624	13.95	2/17/2022	7,192	139,165
T. Paige	12/15/2003		6,200	0	28.53	12/16/2013
	12/10/2004		6,500	0	20.39	12/11/2014
	12/8/2005		8,000	0	11.79	12/8/2015
	2/5/2007	2/16/2007	4,504	0	12.80	2/17/2017
			4,128	0	12.80	2/17/2017
	2/4/2008	2/15/2008	3,995	0	15.35	2/15/2018
	2/9/2009	2/12/2009	3,656	2,551	1.07	2/12/2019	2,484	48,065
	2/8/2010	2/11/2010	2,744	2,743	10.13	2/11/2020
	2/8/2010	5/6/2010					5,200	100,620
	2/7/2011	2/10/2011	878	2,633	17.00	2/10/2021	4,462	86,340
	2/6/2012	2/17/2012	0	4,478	13.95	2/17/2022	6,965	134,773

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
R. Reynolds	12/15/2003		13,500	0	28.53	12/16/2013
	12/10/2004		13,500	0	20.39	12/11/2014
	12/8/2005		13,500	0	11.79	12/8/2015
	2/5/2007	2/16/2007	15,690	0	12.80	2/17/2017
			14,707	0	12.80	2/17/2017
	2/4/2008	2/15/2008	13,984	0	15.35	2/15/2018
	2/9/2009	2/12/2009	22,971	7,656	1.07	2/12/2019	7,455	144,254
	2/8/2010	2/11/2010	8,232	8,232	10.13	2/11/2020
	2/8/2010	5/6/2010					15,601	301,879
	2/7/2011	2/10/2011	2,537	7,608	17.00	2/10/2021	12,893	249,480
	2/6/2012	2/17/2012	0	13,034	13.95	2/17/2022	20,272	392,263
	7/6/2012	8/1/2012					36,000	696,600
S. Sellick(5)	12/15/2003		7,000	0	28.53	12/16/2013
	12/10/2004		8,000	0	20.39	12/11/2014
	12/8/2005		10,000	0	11.79	12/8/2015
	2/5/2007	2/16/2007	6,726	0	12.80	2/17/2017
			5,825	0	12.80	2/17/2017
	2/4/2008	2/15/2008	2,398	0	15.35	2/15/2018
S. Streeter	6/21/2011	7/29/2011	7,596	22,786	15.47	7/29/2021	17,070	330,305
	2/6/2012	2/17/2012	0	24,419	13.95	2/17/2022	37,981	734,932

(1)	The Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determined the number of NQSOs or RSUs, as the case may be, awarded. Until 2006, the Award Date and the Grant Date typically were the same.
(2)	See “Compensation Discussion and Analysis — How does Libbey determine the forms and amounts of executive pay? — Our Equity Grant Practices” for information as to how we determine the number of NQSOs and RSUs awarded to our named executives. We inform grant recipients of their awards after we have determined the number of NQSOs and RSUs to be granted to them. For awards made in February 2012, the grant date was the first business day after we announced our results of operations for the 2011 fiscal year. For awards made in August 2012, the grant date was the first day on which Ms. Buck reported for work.
(3)	Represents RSUs awarded pursuant to our Omnibus Plan. One share of our common stock underlies each RSU.
(4)	Represents the market value, as of December 31, 2012, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $19.35, the closing price of our common stock on December 31, 2012, the last trading day of 2012.
(5)	For each of Messrs. Sellick and Rubio, upon termination of their employment in accordance with the terms of their respective employment agreements, vesting was accelerated as to all NQSOs and RSUs that otherwise would have vested within one (1) year of their respective termination dates. All other unvested NQSOs and RSUs were forfeited.

The following table shows the vesting schedules with respect to those NQSOs that were not yet exercisable, and those RSUs that were not yet vested, as of December 31, 2012:

Option Awards (NQSOs) Vesting Schedule		Stock Awards (RSUs) Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
2/12/2009	75% were vested as of February 12, 2012; an additional 25% are scheduled to vest on February 12, 2013.	2/12/2009	75% were vested as of February 12, 2012; an additional 25% are scheduled to vest on February 12, 2013.
2/11/2010	50% were vested as of February 11, 2012; an additional 25% are scheduled to vest on each of February 11, 2013 and February 11, 2014.	5/6/2010	50% were vested as of February 11, 2012; an additional 25% are scheduled to vest on each of February 11, 2013 and February 11, 2014.
2/10/2011	25% were vested as of February 10, 2012; an additional 25% are scheduled to vest on each of February 10, 2013, February 10, 2014 and February 10, 2015.	2/10/2011	25% were vested as of February 10, 2012; an additional 25% are scheduled to vest on each of February 10, 2013, February 10, 2014 and February 10, 2015.
7/29/2011	25% were vested on June 30, 2012; an additional 25% are scheduled to vest on each of June 30, 2013, June 30, 2014 and June 30, 2015.	7/29/2011	25% were vested on June 30, 2012; an additional 25% are scheduled to vest on each of June 30, 2013, June 30, 2014 and June 30, 2015.
2/17/2012	25% are scheduled to vest on each of February 17, 2013, February 17, 2014, February 17, 2015 and February 17, 2016.	2/17/2012	25% are scheduled to vest on each of February 17, 2013, February 17, 2014, February 17, 2015 and February 17, 2016.
8/1/2012	As to 17,639 NQSOs, 25% are scheduled to vest on each of August 1, 2013, August 1, 2014, August 1, 2015 and August 1, 2016. As to 15,750 NQSOs, 100% are scheduled to vest on August 1, 2016.	8/1/2012	As to awards made to Ms. Buck, 25% are scheduled to vest on each of August 1, 2013, August 1, 2014, August 1, 2015 and August 1, 2016. As to awards made to Mr. Reynolds, 50% are scheduled to vest on January 2, 2014 and 50% are scheduled to vest on January 2, 2015.

Option Exercises and Stock Vested for Fiscal 2012 Table

The following table sets forth information concerning the exercise of stock options by the named executives in 2012 and the value of RSUs that vested in 2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

	Option Awards		Stock Awards
Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
S. Buck	0	0	0	0
D. Ibele	0	0	9,124	138,403
S. Kovach	0	0	7,802	118,339
T. Paige	0	0	7,527	114,176
R. Reynolds	0	0	22,900	347,398
R. Rubio	51,631	577,566	28,338	428,979
S. Sellick	21,937	217,322	17,263	238,773
S. Streeter	0	0	5,691	87,471

(1)	Represents the sum of the differences between the market prices and the exercise prices for the respective awards of NQSOs exercised by the named executive during the fiscal year.
(2)	Represents the number of RSUs that vested during 2012. Includes 17,263 shares, receipt of which was deferred by Mr. Sellick pursuant to our EDCP. Pursuant to the EDCP, each named executive had the opportunity to defer receipt of shares underlying RSUs vesting during the year. Deferred shares accrue dividends, but Libbey did not pay any dividends on its common stock in 2012. One share of Libbey common stock will be issued for each share underlying RSUs deferred pursuant to the EDCP. Shares that are deferred will be distributed upon the date of distribution elected by the named executive pursuant to, or as otherwise contemplated by, the EDCP.
(3)	Represents the value of RSUs vested (even if deferred under the EDCP) during 2012. For RSUs that vested during 2012, the value was determined by multiplying the number of shares by the closing price of our common stock on the applicable vesting dates ($15.16 for RSUs vesting on February 10, 2012, February 11, 2012 and February 12, 2012, respectively; $15.23 for RSUs vesting on February 15, 2012; $12.55 for RSUs vesting on February 29, 2012; $15.37 for RSUs vesting on June 30, 3012 and July 1, 2012; and $15.07 for RSUs vesting on July 6, 2012). Since Mr. Sellick elected to defer receipt of all shares underlying all RSUs vesting during the year, this column represents the aggregate value (determined as indicated above) of the shares deferred.

Retirement Plans

Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and our SERP. The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive three-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive three-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest. Employees who were active employees, were at least age 45, had at least 10 years of service as of December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of two benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.

The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]

Where:

(A)	Monthly final average earnings for the three highest consecutive calendar years prior to 2008
(B)	1.212%
(C)	Years of credited service up to 35 years
(D)	Monthly final average earnings above Social Security Wage base at retirement
(E)	0.176%
(F)	0.5%
(G)	Years of credited service over 35 years

Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.

The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit. Mr. Reynolds was an active employee, was at least age 45 and had more than 20 years of service as of December 31, 1997. Accordingly, Mr. Reynolds is eligible for a pension benefit under the Salary Plan and SERP based on the greater of the two benefit formulas described above. Mr. Ibele, Ms. Kovach, Mr. Paige and Mr. Sellick are entitled to a benefit computed only in accordance with the cash balance formula. None of Ms. Buck, Ms. Streeter or Mr. Rubio is eligible for a pension benefit under either the Salary Plan or the SERP, because their employment with Libbey did not begin before January 1, 2006.

The following table sets forth information concerning the benefits provided to the named executives under the Salary Plan and the SERP as of December 31, 2012, the date that we use for pension plan measurement for financial statement reporting purposes.

PENSION BENEFITS IN FISCAL 2012

Named Executives	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
S. Buck	N/A	N/A	N/A	N/A
D. Ibele	Salary Plan	29.58	456,454	0
	SERP	29.58	263,809	0
S. Kovach	Salary Plan	9.08	145,235	0
	SERP	9.08	111,149	0
T. Paige	Salary Plan	17.58	299,938	0
	SERP	17.58	145,760	0
R. Reynolds	Salary Plan	42.83	1,260,808	0
	SERP	42.83	2,020,415	0
R. Rubio	N/A	N/A	N/A	N/A
S. Sellick	Salary Plan	14.50	217,283	0
	SERP	14.50	114,837	0
S. Streeter	N/A	N/A	N/A	N/A

(1)	Represents actual years of service to Libbey and Owens-Illinois, Inc., our former parent company. We have not granted additional years of service to any of our named executives.
(2)	Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2012, except that assumptions relating to expected retirement age are as follows: Mr. Reynolds is eligible for pension benefits under the Salary Plan's final average pay formula and is assumed to retire at the earliest age at which he was eligible to receive an unreduced benefit under the Salary Plan. All others who are eligible for pension benefits under the Salary Plan are assumed to receive benefits under the cash balance design at their normal retirement age of 65.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our ESP and our EDCP. The ESP was the only nonqualified deferred compensation plan under which employees could defer pay earned prior to January 1, 2009. The EDCP was the only nonqualified deferred compensation plan under which employees could defer pay earned in 2012:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2012

	Executive Contributions in Last FY		Registrant Contributions in Last FY		Aggregate Earnings in Last FY		Aggregate Withdrawals/Distributions		Aggregate Balance at Last FYE(3)
Named Executive	($)	RSUs	($)(1)	RSUs	($)(2)	RSUs	($)	RSUs	($)	RSUs
S. Buck	0	0	0	0	0	0	0	0	0	0
D. Ibele	0	0	0	0	1,272	0	0	0	9,404	0
S. Kovach	2,237	0	1,305	0	7,196	0	0	0	33,266	15,910
T. Paige	2,210	0	1,289	0	1,972	0	0	0	17,323	3,280
R. Reynolds	13,607	0	7,937	0	66,070	0	0	0	508,160	0
R. Rubio	0	0	0	0	5	0	0	0	35,853	0
S. Sellick	0	8,438	0	0	1,092	0	10,495	29,490	0	0
S. Streeter	0	0	0	0	0	0	0	0	0	0

(1)	The following amounts are included in the column headed “All Other Compensation” in the Summary Compensation Table above: Ms. Kovach — $1,305; Mr. Paige — $1,289; Mr. Reynolds — $7,937.
(2)	Not included in column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because earnings are not at an above-market rate.
(3)	Of the total amounts shown in this column, the following amounts have been reported as “Salary” or “Stock Awards” in the Summary Compensation Table in this proxy statement for the 2012, 2011 and/or 2010 fiscal years:

Named Executive	Salary ($)	Stock Awards ($)
S. Buck	0	0
D. Ibele	0	0
S. Kovach	2,237	0
T. Paige	2,210	0
R. Reynolds	40,250	0
R. Rubio	22,636	0
S. Streeter	0	0

The ESP, which was frozen at the end of 2008, was a mirror plan of our qualified 401(k) savings plan. Its purpose was to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans and the restrictions on excess contributions by highly compensated employees. In addition to restoring the benefits (including the benefit of our matching contribution) that otherwise would be lost by virtue of these IRS limitations on qualified plans, the ESP and EDCP enable executives to save additional amounts, including RSUs, on a tax-deferred basis.

Under the EDCP, our named executives and other members of senior management may elect to defer base pay, cash incentive and bonus compensation and RSUs into an account that is deemed invested in one of 13 measurement funds, including a Libbey common stock measurement fund. RSUs in all events will be deemed invested in the Libbey common stock measurement fund. We selected these funds to provide measurement options similar to the investment options provided under our 401(k) plan. Participants make deferral elections with respect to cash pay and RSUs prior to the year in which they are earned or they vest.

Participants can defer (a) up to 60% of the amount by which base salary exceeds required payroll obligations and 401(k) plan contributions; (b) up to 60% of the amount by which cash incentive or bonus compensation exceeds required payroll obligations; and (c) up to 100% of RSUs that are earned or vest during the year to which the deferral relates. We provide matching contributions on excess contributions of base salary in the same manner as we provide matching contributions under our 401(k) plan. The matching contributions are deemed invested in accordance with the participant's election as to his or her own contributions.

The balance credited to a participant's account, including the matching contributions that we make, is 100% vested at all times. However, the EDCP is not funded and, as a result, EDCP account balances are subject to the claims of our creditors.

We are obligated to pay the account balance in a lump sum made on, or in installments that begin on, the distribution date elected by the participant. However, if a participant dies prior to the date on which his or her account balance is distributed in full, we are obligated to distribute the account balance in a lump sum to the participant's beneficiaries no later than 60 days after the participant's death. If a participant ceases to be an employee of Libbey prior to his or her 62nd birthday, we are obligated to pay the participant his or her account balance in a lump sum within 60 days after the date of his or her separation from service, unless the participant is a “specified employee” for purposes of Internal Revenue Code Section 409A. In that event, we are obligated to pay the participant his or her account balance on the first day of the seventh month after his or her separation from service. If a participant ceases to be an employee of Libbey on or after his or her 62nd birthday, we are obligated to distribute the account balance either in a lump sum or in installments, as elected by the participant, on or beginning on the distribution date elected by the participant. In that event, the distribution date cannot be later than the January 1st immediately following the participant's 75th birthday. If, however, the executive is a “specified employee” for purposes of Internal Revenue Code Section 409A, we cannot distribute the account balance, or begin distributing the account balance, to the participant prior to the first day of the seventh month after the participant's separation from service. Finally, if a change in control, as defined in the EDCP, occurs, a participant's entire account balance will be distributed to him or her within 30 days after the date of the change in control.

EDCP hardship distributions are permitted, but there are no loan provisions. All EDCP distributions are fully taxable. Rollovers to defer taxes are not permitted.

Potential Payments Upon Termination or Change in Control

As discussed under “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control,” we have agreements with our respective executive officers pursuant to which they are entitled to severance payments and/or other benefits upon termination of their employment, including in connection with a change in control of Libbey.

The following tables provide information with respect to the amounts payable to each of the named executives based upon the following significant assumptions:

•	We have assumed that the employment of the respective named executives was terminated on December 31, 2012 under the various scenarios described in that table, except that, with respect to Messrs. Rubio and Sellick, whose employment was terminated either by us without cause or by them for good reason, the amounts payable under the tables reflect only amounts payable, as of their respective dates of termination, under that scenario.
•	For purposes of illustrating the amounts payable on or in connection with a change in control of Libbey, we have assumed that a change in control occurred on December 31, 2012, and we have assumed that the employment of the respective named executives was terminated concurrently with the change in control.

POTENTAL PAYMENTS UPON TERMINATION OF EMPLOYMENT(1)

Named Executive	Cash Severance ($)	Annual Incentive for Year of Termination ($)	LTIP Cash ($)	Acceleration of Unvested Equity Awards ($)	Misc. Benefits ($)	Total ($)
Sherry Buck
Death or permanent disability(2)	0	141,925	25,132	0	0	167,057
Voluntary termination for Good Reason – no change in control triggering event(3)	0	141,925	25,132	0	0	167,057
Involuntary termination without Cause – no change in control triggering event(4)	350,000	141,925	25,132	0	18,821	535,878
Voluntary termination for Good Reason or Involuntary termination without Cause – change in control triggering event(5)	875,000	141,925	114,946	575,558	90,732	1,798,161
Involuntary termination for Cause	0	0	0	0	0	0
Daniel P. Ibele
Death or permanent disability(2)	0	204,415	231,068	437,039	0	872,522
Voluntary termination for Good Reason or Involuntary termination without Cause – no change in control triggering event(6)	558,415	342,060	247,290	283,002	48,821	1,479,588
Voluntary termination for Good Reason or Involuntary termination without Cause – change in control triggering event(7)	1,116,830	342,060	247,290	628,465	91,332	2,425,976
Involuntary termination for Cause	0	0	0	0	0	0
Susan A. Kovach
Death or permanent disability(2)	0	134,209	182,185	358,101	0	674,495
Voluntary termination for Good Reason or Involuntary termination without Cause – no change in control triggering event(6)	432,451	215,674	197,665	240,327	43,917	1,130,034
Voluntary termination for Good Reason or Involuntary termination without Cause – change in control triggering event(7)	864,902	215,674	197,665	507,132	75,611	1,860,984
Involuntary termination for Cause	0	0	0	0	0	0
Timothy T. Paige
Death or permanent disability(2)	0	131,931	174,066	341,085	0	647,082
Voluntary termination for Good Reason or Involuntary termination without Cause – nochange in control triggering event(6)	426,554	212,013	188,641	225,441	48,792	1,101,442
Voluntary termination for Good Reason or Involuntary termination without Cause – change in control triggering event(7)	853,108	212,013	188,641	472,089	82,382	1,808,233
Involuntary termination for Cause	0	0	0	0	0	0
Richard I. Reynolds
Death or permanent disability(2)	0	586,484	293,652	0	0	880,136
Voluntary termination for Good Reason – nochange in control triggering event(3)	0	586,484	293,652	0	0	880,136
Involuntary termination without Cause – nochange in control triggering event(4)	742,194	586,484	293,652	0	18,784	1,641,114
Voluntary termination for Good Reason – change in control triggering event(8)	0	586,484	293,652	1,391,989	0	2,272,125

Named Executive	Cash Severance ($)	Annual Incentive for Year of Termination ($)	LTIP Cash ($)	Acceleration of Unvested Equity Awards ($)	Misc. Benefits ($)	Total ($)
Involuntary termination without Cause – change in control triggering event(9)	742,194	586,484	293,652	1,391,989	18,784	3,033,103
Involuntary termination for Cause	0	0	0	0	0	0
Roberto B. Rubio
Voluntary termination for Good Reason or Involuntary termination without Cause – nochange in control triggering event(6)	752,212	222,950	239,156	313,237	48,821	1,576,376
Scott M. Sellick
Voluntary termination for Good Reason or Involuntary termination without Cause – nochange in control triggering event(6)	477,859	45,755	102,155	121,716	48,815	796,300
Stephanie A. Streeter
Death or permanent disability(2)	0	646,879	699,973	640,648	0	1,987,500
Voluntary termination for Good Reason or Involuntary termination without Cause (nochange in control)(6)	2,926,573	1,136,565	744,073	356,285	103,232	5,266,728
Voluntary termination for Good Reason or Involuntary termination without Cause in connection with a change in control(7)	3,658,216	1,136,565	744,073	1,285,509	103,232	6,927,595
Involuntary termination for Cause	0	0	0	0	0	0

(1)	Represents potential payments pursuant to: (a) in the case of the named executives other than Ms. Buck and Mr. Reynolds, their respective employment agreements; (b) in the case of Ms. Buck, our Executive Severance Policy or her change in control agreement, as applicable; and (c) in the case of Mr. Reynolds, our Executive Severance Policy and the terms of the award agreements relating to his unvested equity awards. With respect to Messrs. Rubio and Sellick, whose employment was terminated during 2012, amounts are shown only with respect to the event under which payments actually were made.
(2)	Represents the sum of:
(a)	under the column headed “Annual Incentive for Year of Termination,” (i) in the case of the named executives other than Ms. Buck and Mr. Reynolds, a target award under our 2012 SMIP; and (ii) in the case of Ms. Buck and Mr. Reynolds, the amount actually earned by them under our 2012 SMIP;
(b)	under the column headed “LTIP Cash,” (i) in the case of the named executives other than Ms. Buck and Mr. Reynolds, a target award under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle) and prorated target awards under the cash component of our 2011 LTIP (for the 2011 – 2013 performance cycle) and our 2012 LTIP (for the 2012 – 2014 performance cycle); and (ii) in the case of Ms. Buck and Mr. Reynolds, the amount actually earned under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle); and
(c)	under the column headed “Acceleration of Unvested Equity Awards,” in the case of the named executives other than Ms. Buck and Mr. Reynolds, the sum of (i) the estimated value, as of December 31, 2012, of common stock underlying a pro rata portion of RSUs that were not vested on December 31, 2012, and (ii) the in-the-money/ intrinsic value, as of December 31, 2012, of a pro rata portion of the NQSOs that were not vested on December 31, 2012. In the case of Ms. Buck and Mr. Reynolds, this column does not include the value of unvested RSUs and NQSOs, since the decision to accelerate vesting remains in the discretion of the Compensation Committee. If the Compensation Committee were to elect to accelerate vesting of all unvested RSUs and NQSOs held by Ms. Buck and Mr. Reynolds as of December 31, 2012 (other than the special grant of 36,000 RSUs awarded to Mr. Reynolds on August 1, 2012, as to which the Committee did not retain discretion to accelerate vesting), then as of that date the estimated value of the common stock underlying RSUs would equal $395,591 and $1,087,876 as to Ms. Buck and Mr. Reynolds, respectively, and the in-the-money/ intrinsic value of accelerated NQSOs would equal $179,967 and $304,113 as to Ms. Buck and Mr. Reynolds, respectively.

We have estimated the value of common stock underlying RSUs by multiplying the applicable number of RSUs by $19.35, the closing price of our common stock on December 31, 2012. We have determined the in-the-money/ intrinsic value of the applicable NQSOs by deducting the respective exercise prices for the NQSOs from $19.35 and multiplying the result by the applicable number of NQSOs.

(3)	Represents the sum of (a) under the column headed “Annual Incentive for Year of Termination,” the amount actually earned under our 2012 SMIP; and (b) under the column headed “LTIP Cash,” the amount actually earned under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle).
(4)	Represents the sum of:
(a)	under the column headed “Cash Severance,” salary continuation for 52 weeks in the case of Ms. Buck and 78 weeks in the case of Mr. Reynolds;
(b)	under the column headed “Annual Incentive for Year of Termination,” the amount actually earned under our 2012 SMIP;
(c)	under the column headed “LTIP Cash,” the amount actually earned under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle); and
(d)	under the column headed “Misc. Benefits,” the estimated cost (net of contributions by Ms. Buck or Mr. Reynolds, as the case may be, at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for a period of 12 months following termination.
(5)	Represents the sum of:
(a)	under the column headed “Cash Severance,” the sum of two times Ms. Buck's annual base salary and two times Ms. Buck's target award under our 2012 SMIP;
(b)	under the column headed “Annual Incentive for Year of Termination,” the amount actually earned under our 2012 SMIP;
(c)	under the column headed “LTIP Cash,” the sum of the amount actually earned under the performance component of our 2010 LTIP (for the 2010 – 2012 performance cycle) and an estimate of the prorated amount Ms. Buck would earn under the cash component of each of our 2011 LTIP (for the 2011 – 2013 performance cycle) and our 2012 LTIP (for the 2012 – 2014 performance cycle); and
(d)	under the column headed “Acceleration of Unvested Equity Awards,” the estimated value, as of December 31, 2012, of common stock underlying RSUs not yet vested as of that date and the in-the-money/ intrinsic value, as of December 31, 2012, of NQSOs not yet vested as of that date; and
(e)	under the column headed “Misc. Benefits,” the sum of (i) the maximum cost (15% of base salary) to be incurred by Libbey to provide executive level outplacement services for two years after termination; (ii) the estimated cost (net of contributions by Ms. Buck at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for 18 months following termination; and (iii) and the maximum cost ($10,000) to provide financial planning services to Ms. Buck.

We have estimated the payouts under the cash component of our 2011 LTIP (for the 2011 – 2013 performance cycle) and 2012 LTIP (for the 2012 – 2014 performance cycle) assuming achievement of target levels of performance and have prorated them through the assumed date of termination. The prorated amounts actually earned under the cash component of our 2011 LTIP and 2012 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.

We have estimated the value, as of December 31, 2012, of unvested RSUs by multiplying the number of RSUs by $19.35, the closing price of our common stock on December 31, 2012. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of December 31, 2012, by deducting the respective exercise prices for the NQSOs from $19.35 and multiplying the result by the applicable number of NQSOs.

(6)	Represents the sum of:
(a)	under the column headed “Cash Severance,” the sum of (i) in the case of the applicable named executives other than Ms. Streeter, 52 weeks of salary continuation and a target award under our 2012 SMIP; and (ii) in the case of Ms. Streeter, 104 weeks of salary continuation and the average of the amounts actually paid to Ms. Streeter under our 2011 SMIP and our 2012 SMIP;
(b)	under the column headed “Annual Incentive for Year of Termination,” the amount actually earned under our 2012 SMIP;
(c)	under the column headed “LTIP Cash,” the sum of the amount actually earned under the performance component of our 2010 LTIP (for the 2010 – 2012 performance cycle) and an estimate of the prorated amount that would be earned under the cash component of each of our 2011 LTIP (for the 2011 – 2013 performance cycle) and our 2012 LTIP (for the 2012 – 2014 performance cycle);
(d)	under the column headed “Acceleration of Unvested Equity Awards,” (i) in the case of the applicable named executives other than Mr. Rubio, Mr. Sellick and Ms. Streeter, the sum of the estimated value, as of December 31, 2012, of common stock underlying RSUs scheduled to vest on or before December 31, 2013 and the in-the-money/ intrinsic value, as of December 31, 2012, of NQSOs scheduled to vest on or before December 31, 2013; (ii) in the case of Mr. Rubio and Mr. Sellick, the sum of the estimated value, as of their respective dates of termination (July 6, 2012 in the case of Mr. Rubio and February 29, 2012 in the case of Mr. Sellick), of common stock underlying RSUs scheduled to vest on or before the first anniversary of the date of termination and the in-the-money/ intrinsic value, as of the date of termination, of NQSOs scheduled to vest on or before the first anniversary of the date of termination; and (iii) in the case of Ms. Streeter, the sum of the estimated value, as of December 31, 2012, of common stock underlying RSUs scheduled to vest on or before June 30, 2013 and the in-the-money/ intrinsic value, as of December 31, 2012, of NQSOs scheduled to vest on or before June 30, 2013; and
(e)	under the column headed “Misc. Benefits,” (i) in the case of the applicable named executives other than Ms. Streeter, the sum of the estimated cost to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by the named executive) to provide medical, dental, prescription drug and life insurance coverage for 12 months following termination; and (ii) in the case of Ms. Streeter, the sum of the maximum cost ($75,000) to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by Ms. Streeter at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination.

We have estimated the payouts under the cash component of our 2011 LTIP (for the 2011 – 2013 performance cycle) and 2012 LTIP (for the 2012 – 2014 performance cycle) assuming achievement of target levels of performance and have prorated them through the assumed date of termination. The prorated amounts actually earned under the cash component of our 2011 LTIP and 2012 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.

In the case of the applicable named executives other than Mr. Rubio and Mr. Sellick, we have estimated the value, as of December 31, 2012, of unvested RSUs by multiplying the number of RSUs by $19.35, the closing price of our common stock on December 31, 2012. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of December 31, 2012, by deducting the respective exercise prices for the NQSOs from $19.35 and multiplying the result by the applicable number of NQSOs.

In the case of Mr. Rubio, we have estimated the value, as of July 6, 2012, of unvested RSUs by multiplying the number of his unvested RSUs by $15.07, the closing price of our common stock on that date, and we have determined the in-the-money/ intrinsic value of his unvested NQSOs, as of July 6, 2012, by deducting the respective exercise prices of his unvested NQSOs from $15.07 and multiplying the result by the applicable number of NQSOs. In the case of Mr. Sellick, we have estimated the value, as of February 29, 2012, of unvested RSUs by multiplying the number of his unvested RSUs by $12.55, the closing price of our common stock on that date, and we have determined the in-the-money/ intrinsic value of his unvested NQSOs, as of February 29, 2012, by deducting the respective exercise prices of his unvested NQSOs from $12.55 and multiplying the result by the applicable number of NQSOs.

(7)	Represents the sum of:
(a)	under the column headed “Cash Severance,” (i) in the case of each of the applicable named executives other than Ms. Streeter, the sum of two times the named executive's annual base salary and two times the named executive's target award under our 2012 SMIP, and (ii) in the case of Ms. Streeter, the sum of two and one-half times her annual base salary and two and one-half times the average of the amounts actually paid to Ms. Streeter under our 2011 SMIP and our 2012 SMIP;
(b)	under the column headed “Annual Incentive for Year of Termination,” the amount actually earned under our 2012 SMIP;
(c)	under the column headed “LTIP Cash,” the sum of the amount actually earned under the performance component of our 2010 LTIP (for the 2010 – 2012 performance cycle) and an estimate of the prorated amount that would be earned under the cash component of each of our 2011 LTIP (for the 2011 – 2013 performance cycle) and our 2012 LTIP (for the 2012 – 2014 performance cycle);
(d)	under the column headed “Acceleration of Unvested Equity Awards,” the estimated value, as of December 31, 2012, of common stock underlying RSUs not yet vested as of that date and the in-the-money/ intrinsic value, as of December 31, 2012, of NQSOs not yet vested as of that date; and
(e)	under the column headed “Misc. Benefits,” (i) in the case of each of the applicable named executives other than Ms. Streeter, the sum of the maximum cost (15% of base salary) to be incurred by Libbey to provide executive level outplacement services for two years after termination, the estimated cost (net of contributions by the named executive at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination, and the maximum cost ($10,000) to provide financial planning services to the named executive; and (ii) in the case of Ms. Streeter, the sum of the maximum cost ($75,000) to be incurred by Libbey to provide executive level outplacement services for two years following termination and the estimated cost (net of contributions by Ms. Streeter at the active employee rate) to provide medical, dental, prescription drug and life insurance coverage for 18 months following termination.

We have estimated the payouts under the cash component of our 2011 LTIP (for the 2011 – 2013 performance cycle) and 2012 LTIP (for the 2012 – 2014 performance cycle) assuming achievement of target levels of performance and have prorated them through the assumed date of termination. The prorated amounts actually earned under the cash component of our 2011 LTIP and 2012 LTIP would be paid between January 1 and March 15 of the calendar year following conclusion of the applicable performance cycle.

We have estimated the value, as of December 31, 2012, of unvested RSUs by multiplying the number of RSUs by $19.35, the closing price of our common stock on December 31, 2012. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of December 31, 2012, by deducting the respective exercise prices for the NQSOs from $19.35 and multiplying the result by the applicable number of NQSOs.

(8)	Represents the sum of
(a)	under the column headed “Annual Incentive for Year of Termination,” the amount actually earned under our 2012 SMIP;
(b)	under the column headed “LTIP Cash,” the amount actually earned under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle);
(c)	under the column headed “Acceleration of Unvested Equity Awards,” the estimated value, as of December 31, 2012, of common stock underlying RSUs (other than the special grant of 36,000 RSUs made on August 1, 2012, as to which the Committee did not retain discretion to accelerate vesting) not yet vested as of that date and the in-the-money/ intrinsic value, as of December 31, 2012, of NQSOs not yet vested as of that date; and
(d)	under the column headed “Misc. Benefits,” the estimated cost (net of contributions by Mr. Reynolds at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for a period of 12 months following termination.

We have estimated the value, as of December 31, 2012, of unvested RSUs by multiplying the number of RSUs by $19.35, the closing price of our common stock on December 31, 2012. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of December 31, 2012, by deducting the respective exercise prices for the NQSOs from $19.35 and multiplying the result by the applicable number of NQSOs.

(9)	Represents the sum of:
(a)	under the column headed “Cash Severance,” salary continuation for 78 weeks;
(b)	under the column headed “Annual Incentive for Year of Termination,” the amount actually earned by Mr. Reynolds under our 2012 SMIP;
(c)	under the column headed “LTIP Cash,” the amount actually earned by Mr. Reynolds under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle);
(d)	under the column headed “Acceleration of Unvested Equity Awards,” the estimated value, as of December 31, 2012, of common stock underlying RSUs (other than the special grant of 36,000 RSUs made on August 1, 2012) not yet vested as of that date and the in-the-money/ intrinsic value, as of December 31, 2012, of NQSOs not yet vested as of that date; and
(e)	under the column headed “Misc. Benefits,” the estimated cost (net of contributions by Mr. Reynolds at the active employee rate) of continued medical, dental, prescription drug and life insurance coverage for a period of 12 months following termination.

We have estimated the value, as of December 31, 2012, of unvested RSUs by multiplying the number of RSUs by $19.35, the closing price of our common stock on December 31, 2012. We have determined the in-the-money/ intrinsic value of unvested NQSOs as of December 31, 2012, by deducting the respective exercise prices for the NQSOs from $19.35 and multiplying the result by the applicable number of NQSOs.

Non-Management Directors' Compensation in 2012

Our management directors do not receive additional pay for service on the Board of Directors. In 2012, we paid the following forms and amounts of compensation to our non-management directors:

Annual Retainer	$40,500 (paid in quarterly installments of $10,125)
Equity Awards	On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $52,500 on the date of grant
Audit Committee Chair Retainer	$10,000 per year, in addition to Audit Committee Member Retainer
Compensation Committee Chair Retainer	$7,500 per year, in addition to Compensation Committee Member Retainer
Nominating and Governance Committee Chair Retainer	$5,000 per year, in addition to Nominating and Governance Committee Member Retainer
Audit Committee Member Retainer	$6,500 per year
Compensation Committee Member Retainer	$6,000 per year
Nominating and Governance Committee Member Retainer	$5,000 per year
Other Fees	$500 per half day for performance of special Board or committee business requested of the director

In addition, our independent Chairman of the Board receives additional pay in the following amounts:

•	An annual cash retainer equal to $60,000, payable in equal quarterly installments; and
•	An additional cash payment in the amount of $25,000, payable in equal quarterly installments, through July 31, 2013.

We also maintain stock ownership guidelines for non-management directors. For more information with respect to our stock ownership guidelines for non-management directors, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

Directors may elect, pursuant to the Director DCP, to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP, as well as the predecessor deferred compensation plans under which non-management directors were eligible to participate, are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under any of these plans. Amounts deferred under the Director DCP, as well as under a predecessor plan, are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon retirement from our Board or, if earlier, upon death of the director.

In addition to paying the compensation listed above, we reimburse our non-management directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

In 2012, our non-management directors received the following pay:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2012

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Carlos V. Duno	64,000	52,497	0	0	116,497
William A. Foley	126,500	52,497	0	0	178,997
Jean-René Gougelet(4)	26,000	52,497	0	0	78,497
Peter C. McC. Howell	57,000	52,497	0	0	109,497
Deborah G. Miller	52,500	52,497	0	0	104,997
Carol B. Moerdyk	61,500	52,497	0	0	113,997
John C. Orr	52,500	52,497	0	0	104,997
Terence P. Stewart(5)	40,500	52,497	0	0	92,997

(1)	Includes pay deferred into the Libbey common stock measurement fund pursuant to the Director DCP.
(2)	Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to each non-management director on May 17, 2012. On that date, we awarded each non-management director stock having a grant date fair value of $52,497. Messrs. Duno, Howell and Stewart elected to defer receipt of a portion or all of the stock pursuant to the Director DCP.
(3)	We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any pay deferred pursuant to our deferred compensation plans. Dividends on pay deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Pay deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on ten-year treasuries. Pay deferred into other measurement funds under our deferred compensation plans for non-management directors does not earn an above-market return as that pay earns a return only if and to the extent that the net asset value of the measurement fund into which the pay is deemed invested actually increases.
(4)	Mr. Gougelet did not stand for reelection at our 2012 Annual Meeting of Shareholders.
(5)	For additional information with respect to compensation payable to Mr. Stewart's law firm for services provided to Libbey, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?”

CERTAIN LEGAL PROCEEDINGS

We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.

OTHER BUSINESS

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by shareholders will require a majority vote of common stock represented in person or by proxy.

GENERAL INFORMATION

Availability of List of Shareholders:

A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company's principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.

Solicitation Costs:

The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board's recommendations. The Company has agreed to pay a fee of $8,000, plus expenses for out-of-pocket costs, for Georgeson's services. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company's Board of Directors.

Reports to Shareholders:

The Company has mailed this proxy statement and a copy of its 2012 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2012 Annual Report are the Company's consolidated financial statements for the year ended December 31, 2012.

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2012, including the consolidated financial statements, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

SUSAN A. KOVACH,
Secretary

Toledo, Ohio
April 2, 2013

ATTACHMENT A

For purposes of determining the extent to which the performance measures were achieved under the financial performance component, we calculated adjusted EBITDA for 2012 as follows (dollars in thousands):

Net income	$6,966
Add: Interest expense	37,727
Add: Provision for income taxes	5,709
Earnings before interest and income taxes (EBIT)	50,402
Add: Depreciation and amortization	41,471
Earnings before interest, taxes, depreciation and amortization (EBITDA)	91,873
Plus or minus: The impact of unusual transactions such as gains or losses on asset sales, restructuring charges and asset impairment charges
Add: Special items before interest and taxes:
Loss on redemption of debt	31,075
Severance	5,150
Pension curtailment and settlement charge	4,306
Adjusted EBITDA	$132,404

We calculated free cash flow and adjusted free cash flow as follows:

Adjusted EBITDA (calculated as described above)
Plus or minus: Changes in working capital
Minus: Capital expenditures
Plus or minus: The amount by which expense for pension and postretirement benefits exceeds our cash pension and post-retirement obligations
Minus: Cash interest paid
Minus: Cash taxes paid
Plus or minus: Other(1)
Free cash flow
Plus or minus: The impact of unusual transactions such as fully funding pension plans and significant changes in interest payments
Adjusted free cash flow

(1)	Other primarily includes special charges, changes in prepaid expenses, accrued liabilities and salary and wage accrual, as well as stock compensation expense and gain (loss) on foreign exchange.

For financial reporting purposes, we define free cash flow as net cash provided by operating activities, less capital expenditures, adjusted for proceeds of asset sales and other. Our consolidated financial statements filed on Form 10-K with the SEC on March 18, 2013, provide the following reconciliation of net cash provided by operating activities to free cash flow (dollars in thousands):

Net cash provided by operating activities	$8,497
Less: Capital expenditures	(32,720)
Plus: Proceeds from asset sales and other	647
Free cash flow	$(23,576)

The calculation that we use in order to determine adjusted free cash flow for incentive compensation purposes is summarized below:

Free cash flow	$(23,576)
Plus: Pension contributions in excess of those budgeted, in order to reflect unanticipated full funding, pursuant to the Pension Protection Act, of our target U.S. pension obligations	65,150
Plus: Additional cash interest resulting from refinancing	8,800
Less: Cash proceeds of settlement of interest rate swap	(3,600)
Adjusted free cash flow	$46,774

The following table reconciles debt net of cash to adjusted EBITDA (dollars in thousands):

Reconciliation of Debt Net of Cash to Adjusted EBITDA Ratio

Year ended December 31, 2012
Debt	$466,467
Less: Carrying value adjustment on debt related to the Interest Rate Agreement	408
Gross debt	466,059
Cash	67,208
Debt net of cash	$398,851
Debt net of cash to adjusted EBITDA ratio	3.0 x